UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )
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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Sec. 240.14a-12
Cavco Industries, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Dear Fellow Stockholders:
Another fiscal year ends and as Chairman of the Board of Directors of Cavco Industries, Inc., it is my privilege to address you with an update on Cavco’s financial progress, achievements, and outlook. On behalf of the entire Board, Cavco thanks you for your continued support and interest in the Company. Your investment in Cavco has been instrumental in driving the Company’s success.
As your Board, we support the management team in achieving sustainable stockholder value by executing against a clear and focused strategy supported by prudent risk management, sound corporate governance, an executive compensation program aligned with the interests of our stockholders, and a focused approach to environmental, social, and governance (“ESG”) leadership and engagement. The Board would like to highlight a few areas of particular significance for the Company this past fiscal year:
•Revenue and Net Income: The Company achieved the second highest revenue total in the history of the Company and the third highest amount of net income.
•Profitability: The Company’s focus on operational efficiency and cost optimization resulted in gross profit as a percentage of net revenue of 23.8%.
•Health and Safety: Cavco has invested in its employees with training and workforce development programs that focus on safety first. As a result, the Company’s OSHA total recordable incident frequency rate for the calendar year dropped by 33% from the year prior even while adding four new manufacturing facilities to our system.
As the Company moves forward, we remain focused on our long-term strategic objectives and our commitment to sustainable growth. We recognize the challenges that lie ahead, including evolving market and financial dynamics. However, the Company is confident in its ability to navigate these obstacles and capitalize on opportunities.
The attached Notice of Annual Meeting of Stockholders and Definitive Proxy Statement provides all the requisite information concerning all business to be conducted at the upcoming annual meeting. It also describes how the Board operates, gives information about the director candidates, and provides other pertinent information. The Board thanks you for your continued confidence and we appreciate the opportunity to serve Cavco on your behalf.

Sincerely,

Steven G. Bunger Chairman of the Board of Directors
June 13, 2024

Notice of
2024 Annual Meeting of Stockholders of
Cavco Industries, Inc.

Meeting Information

Date: July 30, 2024
Time: 9:00 AM Local Time
Place: Cavco Industries, Inc.
 3636 North Central Avenue
 Phoenix, Arizona 85012
Voting Information
To ensure representation of your shares at the Annual Meeting, you must vote in the manner described within the accompanying proxy. To vote before the Annual Meeting, you must vote by:
Items of business to be voted on at the 2024 Annual Meeting of Stockholders:
1.To elect two directors to the Class III Director group to serve until the Annual Meeting of Stockholders in 2027, or until their successors have been elected and qualified;
2.To hold an advisory vote to approve the compensation of the Company’s named executive officers;
3.To ratify the appointment of RSM US LLP as the Company’s independent registered public accounting firm for fiscal year 2025; and
4.To transact such other business as may properly come before the meeting or any adjournment thereof.

(1) Telephone;	Annual Report:

(2) The Internet; or	The Company’s Annual Report is available at www.ProxyVote.com and may also be viewed on the Company’s website at investor.cavco.com/annualmeeting

(3) Mail.	Who Can Vote: You can vote if you were a stockholder of record at the close of business on June 3, 2024.

The deadline for voting by telephone or online is 11:59 PM (EDT) on July 29, 2024. If voting by mail, all proxies must be received before the Annual Meeting.	By Order of the Board of Directors

Seth G. Schuknecht Executive Vice President, General Counsel, Corporate Secretary, & Chief Compliance Officer

Cavco Industries, Inc. 2024 Proxy Statement

Cavco Industries, Inc.	www.cavco.com i

Cavco Industries, Inc. 2024 Proxy Statement
CAVCO INDUSTRIES, INC.
PROXY STATEMENT
2024 Annual Meeting of Stockholders
to be held July 30, 2024
Proxy Summary
The 2024 Annual Meeting of Stockholders (the "Annual Meeting") of Cavco Industries, Inc., a Delaware corporation ("we," "our," "us," "Cavco," or the "Company") will be held in person on Tuesday, July 30, 2024, at 9:00 a.m. local time at our corporate headquarters located at 3636 North Central Avenue, Suite 1200, Phoenix, Arizona 85012 (the “Annual Meeting”).

The accompanying notice and proxy card, mailed together with this definitive proxy statement (the “Proxy Statement” and collectively, the “Proxy”), is solicited by and on behalf of the Board of Directors (each a "Director" and collectively, the “Board”) of Cavco for use by our stockholders at the Annual Meeting.
We are holding the Annual Meeting for the following purposes, as more fully described in the accompanying Proxy:

PROPOSALS AND BOARD RECOMMENDATIONS		BOARD RECOMMENDATION	PAGE REFERENCE
1.	Elect two Class III Directors to serve until the Annual Meeting of Stockholders in 2027, or until their successors have been elected and qualified;	FOR	7
2.	Approve, on an advisory basis, the compensation of the Company’s named executive officers;	FOR	46
3.	Ratify the appointment of RSM US LLP as the Company’s independent registered public accounting firm for fiscal year 2025.	FOR	49
Our Board does not know of any additional matters that may be acted upon at the Annual Meeting other than those matters set forth above.
Our Board has set June 3, 2024, as our record date for this year’s Annual Meeting (the "Record Date"). Only stockholders that owned our common stock at the close of business on that date are entitled to notice of our Annual Meeting and may vote on the proposals presented at it or any adjournment of the meeting.
On or about June 13, 2024, we expect to mail to our stockholders either (1) a notice of internet availability of Proxy materials (the "Notice") or, (2) if you elected to receive them by mail, a proxy card with a printed copy of our Proxy materials (the "Proxy Card"). The Notice provides instructions on how to vote and get our Proxy materials electronically or have the materials mailed to you. Both the Notice and Proxy Card provide instructions on how to vote by telephone, by mail, or by the internet before the Annual Meeting. The Proxy and our 2024 Annual Report on Form 10-K, filed with the Securities and Exchange Commission ("SEC") on May 24, 2024 (the "Annual Report") can be accessed directly on our investor relations website at investor.cavco.com/annualmeeting, or at www.ProxyVote.com, where you will need your 16 digit control number found on your Notice or Proxy Card to access the materials.

YOUR VOTE IS IMPORTANT! YOU ARE URGED TO VOTE YOUR PROXY PROMPTLY BY MAIL, TELEPHONE, OR VIA THE INTERNET, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.

Cavco Industries, Inc.	www.cavco.com 1

Cavco Industries, Inc. 2024 Proxy Statement

ABOUT OUR ANNUAL MEETING OF STOCKHOLDERS

Commonly Asked Questions and Answers
Why did I receive these materials?
You received these Proxy materials because the Board is soliciting your proxy to vote at our 2024 Annual Meeting on July 30, 2024 (or at any postponement or adjournment of the meeting). You were a stockholder of Cavco as of June 3, 2024, the Record Date. Therefore, you are entitled to receive notice of the meeting and to vote on the matters presented at the Annual Meeting. You should review this Proxy Statement carefully as it gives important information about the proposals that will be voted on at the Annual Meeting, as well as other important information about Cavco.
Why did I receive a Notice instead of a full set of proxy materials?
The SEC allows Cavco to make these Proxy materials, including this Proxy Statement and our Annual Report available electronically via the internet at our website investor.cavco.com/annualmeeting or www.ProxyVote.com. On or about June 13, 2024, Cavco mailed to its stockholders a Proxy Card or a Notice containing instructions for accessing this Proxy Statement and our Annual Report over the internet. If you received the Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you request them. If you would like a printed copy of Cavco’s Proxy materials, please follow the instructions for requesting printed materials in the Notice.
Can I access the Proxy materials electronically?
Yes. Your Notice or Proxy Card contain instructions on how to view our Proxy materials for the Annual Meeting online and how to instruct us to send our future proxy materials to you electronically by email. Our Proxy materials, including this Proxy Statement, are also available on our website at investor.cavco.com/annualmeeting or at www.ProxyVote.com, where you will need your 16 digit control number, provided in your Notice and Proxy Card. Proxy materials will be available during the voting period starting on June 13, 2024. Instead of receiving future copies of our proxy statements and annual reports by mail, stockholders of record and most beneficial owners can elect to receive an email that will provide an electronic link to these documents. Your election to receive future proxy materials by email will remain in effect until you revoke it. Please note that only one Notice will be sent to stockholders who are listed at the same address.
Who can vote on proposals presented at the Annual Meeting?
Stockholders who own shares of our common stock as of the close of business on the Record Date, June 3, 2024, are entitled to vote on proposals presented at the 2024 Annual Meeting. As of the Record Date, we had approximately 8,275,751 shares of common stock issued and outstanding. Each stockholder will be entitled to one vote per share on the election of Directors and each other matter that is described in this Proxy Statement or that may be properly brought before the meeting.
How do I cast my vote?
Most of Cavco’s stockholders hold their shares through a broker, bank, or other nominee rather than directly in their own name. As summarized below, there are some distinctions between these shares owned by beneficial stockholders and shares owned by registered stockholders:
Beneficial Stockholders. If your shares are held in a brokerage account, bank, or by another nominee, you are with respect to those shares the “beneficial stockholder” of shares held in street name. As the beneficial stockholder, you have the right to direct your broker, bank, or other nominee on how to vote those shares at the Annual Meeting. You must follow the voting instructions provided by your broker, bank, or other nominee in order to instruct them on how to vote your shares. Beneficial stockholders should generally be able to vote by returning the voting instruction card to their broker, bank, or other nominee, or by telephone or via internet. However, the availability of telephone or internet voting will depend on the voting process of your broker, bank, or other nominee. Since you are not a stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a “legal proxy” from your broker, bank, or other nominee (who is the stockholder of record) giving you the right to vote the shares.

2 2024 Proxy Statement

Cavco Industries, Inc. 2024 Proxy Statement
Registered Stockholders. If your shares are registered directly in your name with our transfer agent, Computershare, you are the stockholder of record with respect to those shares. As the stockholder of record, you have the right to grant your voting proxy directly to the Company or to vote in person at the Annual Meeting. Accordingly, for registered stockholders there are four ways to vote:
1.by internet at www.ProxyVote.com, 24 hours a day, seven days a week (have your Proxy Card or Notice in hand when you visit the website and follow the instructions to obtain your records and to create an electronic voting instruction form) prior to 11:59 p.m. EDT on July 29, 2024;
2.by toll-free telephone at 1-800-690-6903 (have your Proxy Card or Notice in hand when you call);
3.by completing and mailing your Proxy Card (if you received printed Proxy materials); or
4.by attending the Annual Meeting and voting in person during the meeting. To be admitted to the Annual Meeting and vote your shares you will need to have your voting card with you.

Even if you plan to attend the Annual Meeting, we recommend that you also vote by proxy so that your vote will be counted if you decide not to attend the Annual Meeting.
Who can attend the Annual Meeting?
All stockholders as of the close of business on the Record Date, or their duly appointed proxies, may attend the Annual Meeting that will be held in person on July 30, 2024, at 9:00 a.m. (local time) at our corporate headquarters located at 3636 N. Central Avenue, Suite 1200, Phoenix, Arizona 85012.
What is a “Broker Non-Vote”?
Generally, a broker non-vote occurs when a broker, bank, or other nominee that holds shares in street name for a customer is precluded from exercising voting discretion on a particular proposal because the: (i) beneficial owner has not provided instructions on how to vote; and (ii) such broker, bank, or other nominee lacks discretionary voting power to vote on such issues. Accordingly, a broker, bank, or other nominee does not have discretionary voting power with respect to the approval of “non-routine” matters absent specific voting instructions from the beneficial owners of such shares.
What Constitutes a Quorum for the Annual Meeting?
The holders of a majority of shares entitled to vote on June 3, 2024, represented in person or by proxy, constitutes a quorum for the transaction of business at the Annual Meeting. Cavco will count abstentions and broker non-votes as present for the purpose of determining the presence or absence of a quorum.
In the event the requisite votes for approval of the matters to be considered at the Annual Meeting are not received prior to the Annual Meeting date, the Company may postpone or adjourn the Annual Meeting in order to solicit additional votes. The form of proxy being solicited by this Proxy Statement provides the authority for the proxy holders, in their discretion, to vote the stockholders’ shares with respect to a postponement or adjournment of the Annual Meeting. At any postponed or adjourned meeting, proxies received pursuant to this Proxy Statement will be voted in the same manner described in this Proxy Statement with respect to the original meeting.
What will I be voting on at the Annual Meeting and what is required to approve each item?
Proposal No. 1 (Election of Directors): In order to be elected as a Director, a nominee must receive an affirmative vote of the majority of votes cast with respect to that Director nominee’s election, which means the number of votes cast “FOR” a Director nominee’s election must exceed the number of votes cast “AGAINST” that Director nominee’s election. Abstentions and broker non-votes are not treated as votes cast and will have no effect on Proposal No. 1.
Proposal No. 2 (Advisory Vote on the Compensation of the Named Executive Officers): The affirmative vote of the holders of a majority of the shares entitled to vote and represented by person or by proxy at the Annual Meeting is required for advisory approval. Abstentions will have the effect of a vote against Proposal No. 2. Broker non-votes will not be treated as entitled to vote on the proposal and will have no effect on Proposal No. 2.
Proposal No. 3 (Ratification of Appointment of Independent Registered Public Accounting Firm): The affirmative vote of the holders of a majority of the votes cast for the ratification of the appointment of the independent registered public accounting firm is required for approval. Abstentions are not treated as votes cast and will have no effect on Proposal No. 3. We do not expect there to be any broker non-votes for this proposal because brokers, banks, or other nominees that hold shares in street name may exercise discretionary voting authority for this proposal.

Cavco Industries, Inc.	www.cavco.com 3

Cavco Industries, Inc. 2024 Proxy Statement
Will there be other items to be voted on at the Annual Meeting?
Cavco is not aware of any other matters that may come before the Board at the Annual Meeting. If any other matters are properly presented at the Annual Meeting, your proxy authorizes the individuals named as proxies to vote, or otherwise act, in accordance with their discretion.
How will proxies be voted at the Annual Meeting?
Beneficial Stockholders. If you hold your shares in "street name", the record holder does not have discretionary voting power with respect to non-routine matters absent specific voting instructions from you. Other than the proposal to ratify the appointment of our independent registered public accounting firm, all of the proposals at this year’s Annual Meeting are considered non-routine matters. Therefore, your shares will not be voted without your specific instructions on those non-routine matters, resulting in a broker non-vote. If you provide voting instructions to the record holder of your shares, the record holder will vote in accordance with the instructions given. The record holder of your shares will, however, continue to have the ability to vote your shares in its discretion on the ratification of Proposal No. 3 (Ratification of Appointment of Independent Registered Public Accounting Firm) if you do not otherwise provide voting instructions.
Registered Stockholders. If you are a registered owner, your shares represented by valid proxies received by telephone, via the Internet, or by mail will be voted at the Annual Meeting in accordance with the directions given. If no specific choice is indicated, the shares represented by all valid proxies received will be voted: (i) FOR the election of the two (2) nominees for director named in the proxy; (ii) FOR approval of the advisory vote to approve the compensation of our named executive officers; and (iii) FOR the ratification of the appointment of our independent registered public accounting firm for fiscal year 2025.
Can I change my mind after I vote?
You have the unconditional right to revoke your proxy at any time prior to tabulation.
Beneficial Stockholders. If you are a beneficial stockholder, your broker, bank, or other nominee can provide you with instructions on how to change your vote.
Registered Stockholders. If you are a registered stockholder, to revoke your proxy, you must:
•Submit a later-dated proxy over the Internet or by telephone in accordance with the instructions provided above under the question "How do I cast my vote";
•Mail a new proxy card dated after the date of the proxy you wish to revoke to Cavco’s Corporate Secretary at the address listed below;
•Submit written notice of revocation to Cavco’s Corporate Secretary at—Cavco Industries, Inc., Attn: General Counsel & Corporate Secretary/Change Proxy Vote, 3636 North Central Avenue, Suite 1200, Phoenix, Arizona 85012; or
•Attend and vote at the Annual Meeting in-person (although attendance at the Annual Meeting will not, by itself, revoke a proxy).
If your proxy is not revoked, Cavco will vote your shares at the Annual Meeting in accordance with your instructions indicated on the proxy card or, if submitted over the Internet or by telephone, as indicated therein.
Who bears the expense of the proxy solicitation?
The Company will bear all proxy solicitation costs. In addition to solicitations by mail, Cavco’s Directors, officers, and employees, without additional remuneration, may solicit proxies by telephone, electronic transmission, and personal calls or interviews.
When will the results of the vote be announced?
The preliminary voting results will be announced at the Annual Meeting. The final voting results will be published in a current report on Form 8-K filed with the SEC within four business days following the Annual Meeting.
What do I need to do now?
You should carefully read and consider all the information contained in this Proxy Statement. It contains important information about Cavco that you should consider before voting.

4 2024 Proxy Statement

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The Company currently has a single class of common stock issued and outstanding. Unless otherwise stated, the table below sets forth certain ownership information with respect to our common stock beneficially owned by stockholders in the following groups as of June 3, 2024, or, in respect of any 5% Holder (as defined below), the date of such holder's most recent Schedule 13D or Schedule 13G filed with the SEC on or before the Record Date:
•each person or group of affiliated persons known by us to be the beneficial owner of more than 5% of our common stock ("5% Holder");
•each of our named executive officers and Directors; and
•all of our current Directors and executive officers as a group.
We have determined beneficial ownership in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. A person is a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose of or to direct the disposition of the security or has the right to acquire such powers within 60 days. Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons and entities named in the table have sole voting and investment power with respect to their beneficially owned common stock. In computing the number of shares of our common stock beneficially owned by a party and the percentages of class amounts set forth in the table below, we have based these figures on 8,275,751 shares of common stock issued and outstanding on June 3, 2024, net of treasury shares.

Cavco Industries, Inc.	www.cavco.com 5

Stock Ownership

	Cavco common stock
Name and address of beneficial owner	Amount and nature of beneficial ownership	Percent of class
5% Holders (1)
BlackRock, Inc. (2) 55 East 52nd Street New York, NY 10055	1,286,383	15.5%
The Vanguard Group (3) 100 Vanguard Blvd. Malvern, PA 19355	795,771	9.6%
Capital World Investors (4) 333 S. Hope St., 55th Fl. Los Angeles, CA 90071	588,800	7.1%
Directors and Named Executive Officers (5)
William C. Boor	67,758	*
Steven G. Bunger	9,492	*
Richard A. Kerley (6)	7,883	*
Susan L. Blount	12,100	*
David A. Greenblatt	16,850	*
Steven W. Moster	1,650	*
Julia W. Sze	2,250	*
Allison K. Aden	2,740	*
Brian R. Cira	2,080	*
Matthew A. Niño	894	*
Steve K. Like	3,072	*
Mickey R. Dragash (7)	7,594	*
All Directors, director nominees, and all executive officers of Cavco as a group (13 individuals)	129,832	1.6%
*Less than 1%
(1)The Company makes no representations as to the accuracy or completeness of the information in the filings reported in footnotes (2) – (4) hereunder.
(2)Information regarding BlackRock, Inc. (“BlackRock”) is based solely upon a Schedule 13G/A filed with the SEC on January 22, 2024. BlackRock reported having sole voting power with respect to 1,273,974 shares and sole dispositive power with respect to 1,273,974 shares.
(3)Information regarding The Vanguard Group (“Vanguard”) is based solely upon a Schedule 13G/A filed with the SEC on February 13, 2024. Vanguard reported that it possessed sole dispositive power with respect to 771,685 shares, shared voting power with respect to 15,926 shares and shared dispositive power with respect to 24,086 shares.
(4)Information regarding Capital World Investors (“Capital World”) is based solely upon a Schedule 13G filed with the SEC on February 9, 2024. Capital World reported having sole voting power with respect to 588,800 shares and sole dispositive power with respect to 588,800 shares.
(5)The business address of each of the individuals listed in this part of the table is c/o Cavco Industries, Inc., 3636 North Central Avenue, Suite 1200, Phoenix, Arizona 85012, and the listed amounts include the following:
•shares that may be acquired upon exercise of stock options within 60 days of June 3, 2024: Ms. Blount – 10,000 shares; Mr. Boor – 38,100 shares; Mr. Bunger – 4,000 shares; Mr. Cira – 1,000 shares; Mr. Greenblatt – 4,000 shares; Mr. Like – 2,100 shares; and all Directors, Director nominees and executive officers of Cavco as a group (13 individuals) – 62,200 shares;
•shares that may be acquired upon vesting of restricted stock units within 60 days of June 3, 2024: Ms. Blount – 400 shares; Mr. Boor – 392 shares; Mr. Bunger – 600 shares; Mr. Greenblatt – 400 shares; Mr. Kerley – 400 shares; Mr. Moster – 400 shares; Ms. Sze – 400 shares; Ms. Aden - 59 shares; and all Directors, Director nominees, and executive officers of Cavco as a group (13 individuals) – 3,114 shares; and
•shares to be acquired upon retirement from the Board under a restricted stock unit deferral election: Mr. Greenblatt – 2,150 shares
(6)Includes 7,483 shares held by the Kerley Family Trust.
(7)Mr. Dragash served as our General Counsel until February 12, 2024, and is a named executive officer for fiscal year 2024, but his amounts are not included in the totals of all Directors, director nominees, and all executive officers as a group.

6 2024 Proxy Statement

PROPOSAL NO. 1:
Election of Directors
The Company’s Restated Certificate of Incorporation, as amended and Fourth Amended and Restated Bylaws (the “Bylaws”) provide for the division of the Board into three classes, with the Directors in each class holding office for staggered terms of three years each. Each class of Directors is to consist, as nearly as possible, of one-third of the total number of Directors constituting the entire Board. There are presently two Directors in Class III whose terms expire at the 2024 Annual Meeting. Each Director holds office until his or her successor has been elected and qualified or until the Director’s resignation or removal.
Mr. Bunger and Mr. Moster, members of the Board whose terms expire at the Annual Meeting, will stand for re-election. They have been nominated for service as Directors by our Corporate Governance and Nominating Committee and the full Board pursuant to the procedures described under “Corporate Governance Overview—Director Nominating Process” herein. Unless contrary instructions are indicated in the Proxy, it is intended that the shares represented by the accompanying Proxy will be voted for the election of these nominees or, if a nominee becomes unavailable (which the Company does not anticipate), for such substitute nominee as the Board shall designate.
In order to be elected as a Director, a nominee must receive an affirmative vote of the majority of votes cast with respect to that Director nominee’s election, which means the number of votes cast “FOR” a Director nominee’s election must exceed the number of votes cast “AGAINST” that Director nominee’s election.
Recommendation of the Board

The Board recommends that the shareholders vote “FOR” the election of Mr. Bunger and Mr. Moster to serve as Class III Directors until the 2027 Annual Meeting.

Cavco Industries, Inc.	www.cavco.com 7

Director Nominees
Nominees for Director Standing for Election
Class III Directors — Current Terms Expiring upon 2024 Annual Meeting

Steven G. Bunger Age 63 Chairman of the Board since April 2019; Director since April 2004 Committees: None	Mr. Bunger is our Non-Executive Chairman of the Board. Since 2014, Mr. Bunger has served as President and CEO of Pro Box Portable Storage, Inc., a provider of portable storage solutions in Arizona, Oklahoma, and Colorado. From 2001 to 2012, he served as Chairman of the Board of Mobile Mini, Inc. (“Mobile Mini”), one of the nation’s largest providers of portable storage containers and mobile offices in the U.S., Canada, and the U.K. Mr. Bunger joined Mobile Mini in 1983 and served as its President and CEO from 1997 to 2012. He also held numerous executive roles with Mobile Mini including Vice-President of Operations and Marketing and Executive Vice President and Chief Operating Officer.

Qualifications: Mr. Bunger brings to the Company’s Board a breadth of operational, managerial, and marketing experience from running one of the world’s leading providers of portable storage solutions. Additionally, Mr. Bunger has extensive acquisition experience which he uses to guide our management team and Board in evaluating growth opportunities.

Steven W. Moster Age 54 Director since January 2020 Committees: Compensation (Chair)	Mr. Moster is Chairman of the Board’s Compensation Committee and a member of the Board’s Corporate Governance and Nominating Committee. Since 2014, Mr. Moster has served as the CEO and Executive Director of Viad Corp (“Viad”) (NYSE: VVI). He has served in various executive management roles within Global Experience Specialists (a division of Viad), including Executive Vice President– Chief Sales & Marketing Officer from 2008 to February 2010, Executive Vice President– Products and Services from 2006 to 2008 and Vice President– Products & Services Business from 2005 to 2006. Prior to his work at Viad, Mr. Moster was an Engagement Manager for McKinsey & Co., a top-tier management consulting firm, in Atlanta, Georgia and a Research Scientist with Kimberley-Clark Corporation (NYSE: KMB), a Fortune 500 company, also in Atlanta, Georgia.
Qualifications: Mr. Moster brings to our Board successful experience leading a well-established public company, executing growth strategies and improving operating efficiencies.

8 2024 Proxy Statement

Continuing Directors
Continuing Directors
Class I Directors — Terms Expiring in 2025

David A. Greenblatt Age 62 Director since October 2008 Committees: Audit / Corporate Governance and Nominating (Chair) / Legal and Compliance Oversight	Mr. Greenblatt is Chairman of the Board’s Corporate Governance and Nominating Committee and a member of the Board’s Audit Committee and Legal and Compliance Oversight Committee. Mr. Greenblatt is the retired Senior Vice President and Deputy General Counsel for Eagle Materials, Inc. (“Eagle Materials”) (NYSE: EXP), a company specializing in construction products and building materials headquartered in Dallas, Texas, where he worked from 2005 to 2012. He currently is a licensed practicing attorney in Texas and is the President of White Sand Investments, LLC, a privately-held real estate investment and management company. From 2000 to 2002, he was Senior Vice President – Mergers & Acquisitions for Eagle Materials. Mr. Greenblatt also held various roles with Centex Corporation (“Centex”) (NYSE: CTX), a Dallas based homebuilder (now a part of PulteGroup, Inc.) (NYSE: PHM), including Vice President and General Counsel of its Investment Real Estate Group, Vice President and Assistant General Counsel of Centex and General Counsel of Cavco. Prior to joining Centex, Mr. Greenblatt was an associate in the corporate and securities group at the law firm of Hughes & Luce, LLP (now K&L Gates, LLP) in Dallas, Texas.

Qualifications: In addition to his executive management and legal experience, Mr. Greenblatt brings to the Company’s Board his knowledge of the Company and industry by having served as the Company’s General Counsel while he was employed by Centex.

Richard A. Kerley Age 74 Director since February 2019 Committees: Audit (Chair) / Corporate Governance and Nominating / Legal and Compliance Oversight	Mr. Kerley is Chairman of the Board’s Audit Committee, and a member of the Board’s Corporate Governance and Nominating Committee and Legal & Compliance Oversight Committee. Since 2010, Mr. Kerley has been a Director with ModivCare Inc. (Nasdaq: MODV), a technology-enabled healthcare services company that provides a platform of integrated supportive care solutions for public and private payors and their patients in the United States, where he serves as Audit Committee Chairman and Compensation Committee Chairman. From 2014 until May 31, 2019, Mr. Kerley was a Director of The Joint Corp. (Nasdaq: JYNT), a rapidly growing franchisor and operator of chiropractic clinics, where he served as Compensation Committee Chairman and a member of the Audit Committee. From 2008 to 2014, he was Chief Financial Officer and a Director of Peter Piper, Inc., a privately held pizza and entertainment restaurant chain until it was acquired by CEC Entertainment in 2014. From 2005 to 2008, Mr. Kerley was Chief Financial Officer of Fender Musical Instruments Corporation, a privately held manufacturer and wholesaler of musical instruments and equipment. Mr. Kerley spent over 30 years at Deloitte & Touche LLP, a multinational accounting and professional services firm, where he served as an audit partner from 1981 to 2005.
Qualifications: Mr. Kerley brings to our Board valuable insight with his extensive audit, financial, and operational expertise.

Cavco Industries, Inc.	www.cavco.com 9

Continuing Directors
Continuing Directors
Class I Directors — Terms Expiring in 2025

Julia W. Sze Age 57 Director since May 2019 Committees: Audit / Compensation	Ms. Sze is a member of the Board’s Audit Committee and a member of the Board’s Compensation Committee. Ms. Sze is a Chartered Financial Analyst charterholder with over 25 years of experience in the investment management field. She has been an Impact Investment Strategy Advisor with Julia W. Sze Consulting, since 2017. From 2004 until 2011, Ms. Sze served as Chief Investment Officer for families and foundations at two major U.S. banks. From 1991 until 2003, she was a fundamental analyst and portfolio manager leading funds in the Asia Pacific equity markets. Since 2018, Ms. Sze has been a lecturer at UC Berkeley’s Haas School of Business and in 2022, she joined the faculty at the University of New Mexico’s Anderson School of Management. At both business schools, she teaches sustainable investment management and impact investing. In 2022, Ms. Sze joined Laird Norton Wealth Management, a Registered Investment Advisor. Also in 2022, Ms. Sze joined the Board of Directors of Turtle Beach Corporation (Nasdaq: HEAR), a leading provider of gaming accessories. Since 2018, Ms. Sze has served as a director of Tern Bicycles, a privately-held, Taiwan-based, urban transport business. Ms. Sze previously served as a member of the Board of Directors and Chair of the Assets and Liabilities Committee of New Resource Bank (OTC: NRBC) from 2016 until it merged with Amalgamated Bank in 2017. From 2006 to 2017, Ms. Sze served on the Investment Committee and Board of Trustees of the Marin Community Foundation that manages over $5 billion in philanthropic capital on behalf of donors.

Qualifications: Ms. Sze brings to our Board significant experience in strategic planning, financial oversight, and business development as well as with best practices in sustainability and corporate governance.

10 2024 Proxy Statement

Continuing Directors
Continuing Directors
Class II Directors — Terms Expiring in 2026

Susan L. Blount Age 66 Director since January 2019 Committees: Compensation / Corporate Governance and Nominating / Legal and Compliance Oversight (Chair)	Ms. Blount is the Chair of the Board’s Legal and Compliance Oversight Committee and a member of the Board’s Compensation Committee and Corporate Governance and Nominating Committee. From 2005 to 2015, Ms. Blount served as Senior and then Executive Vice President and General Counsel for Prudential Financial, Inc. (“Prudential”) (NYSE: PRU), a leading provider of insurance, retirement and asset management products and services. In that role, Ms. Blount led Prudential’s global law, compliance, business ethics and external affairs functions. Since 2016, she has served as adjunct professor at the University of Texas School of Law (“UT Law”). She is a founding member of UT Law’s Center for Women in Law where she served as Interim Executive Director from March 2019 to January 2020. Since April 2021, Ms. Blount has served as a Director of CS Disco, a legal technology company that applies artificial intelligence and cloud computing to help lawyers and legal teams.
Qualifications: Ms. Blount brings to our Board significant experience in corporate governance, risk management, executive compensation, legal, compliance, strategy, insurance and financial services.

William C. Boor Age 58 Director since July 2008 Committees: None	Mr. Boor is the President and Chief Executive Officer (“CEO”) of Cavco, commencing on April 15, 2019 and has been a member of Cavco’s Board since July 2008. Mr. Boor was previously CEO of Great Lakes Brewing Company, a large craft brewing company based in Cleveland, Ohio, a position he had held since September 2015. From December 2014 to September 2015, Mr. Boor was principal of MIB Holding Co LLC (“MIB Holdings”), a mining development company. From 2007 to 2014, Mr. Boor served in various executive positions with Cleveland Cliffs Inc., including Executive Vice President for Corporate Development, Chief Strategy & Risk Officer, and President of Ferroalloys. Prior to his employment with Cleveland Cliffs, Mr. Boor held key leadership roles at American Gypsum, Centex, Weyerhaeuser Co. (NYSE: WY), and Procter & Gamble Co. (NYSE: PG). Mr. Boor is a Chartered Financial Analyst charterholder.

Qualifications: Mr. Boor brings to our Board diverse experience in financial management, investor relations, management, manufacturing, marketing, and process engineering, and is our President and CEO.

Cavco Industries, Inc.	www.cavco.com 11

CORPORATE GOVERNANCE OVERVIEW
The business and affairs of Cavco are conducted under the direction of our Board, in accordance with the terms of our Restated Certificate of Incorporation and Bylaws. The primary responsibilities of our Board are to provide oversight, strategic guidance, counseling, and direction to our management team. Our Board meets on a regular basis throughout the year and additionally as required. Under our Corporate Governance Guidelines, and pursuant to the requirements of the SEC, Nasdaq, and the State of Delaware, our Board is made up of a majority of independent Directors selected on the basis of their integrity, experience, achievements, judgment, intelligence, personal character, ability to make independent analytical inquiries, willingness to devote adequate time to Board duties, and likelihood that he or she will be able to serve on the Board for a sustained period, giving due consideration to diversity in perspectives, backgrounds, business experiences, professional expertise, and personal backgrounds. Our Restated Certificate of Incorporation provides that our Board shall not have fewer than one director nor more than fifteen.
Director Independence
Our Board is currently composed of seven Directors, and independent Director Steve Bunger serves as the Chairman of the Board (the "Chairman" or "Chair"). The Board has determined that all the members of the Board, other than Bill Boor who serves as the President and CEO of Cavco, are “independent” in accordance with: (1) the applicable requirements of the Securities and Exchange Act of 1934 (the "Exchange Act"), and the rules adopted by the SEC; and (2) applicable Nasdaq Stock Market LLC Rules (the "Nasdaq Rules").
Board Leadership Structure
The Board has adopted a policy separating the position of the Chair of the Board from the position of President and CEO in order to enhance the independence of the Board.
The Board’s Role in Risk Oversight
The Board oversees the Company’s risk profile and management’s processes for assessing and managing risks associated with our business operations and strategies. Management is responsible for the assessment and management of the Company’s risks which include the creation of appropriate risk management policies and procedures. Further, management informs the Board of the Company’s most significant risks and the proposed strategies for managing those risks.
The Board also provides oversight of risk through its four standing committees:
•The Audit Committee reports to the Board regarding the adequacy of our risk management processes related to financial exposures and the steps management has taken to monitor and control such financial risks. To assist the Audit Committee in overseeing risk management, the Company’s Director of Internal Audit meets regularly with the Audit Committee, including meeting with it in executive session on a quarterly basis. Our Internal Audit team provides the Audit Committee with an assessment of the Company’s financial risks, internal controls and a summary of all completed internal audits.
•The Legal and Compliance Oversight Committee reports to the Board and oversees the development and implementation of the Company's legal and compliance related programs, including Cavco's data security program. The General Counsel & Chief Compliance Officer meets regularly with the Legal and Compliance Oversight Committee and updates it quarterly on the legal and compliance programs, processes, and regulatory matters impacting the Company.
•The Compensation Committee oversees the design of the executive compensation program to ensure it aligns with stockholder interests. The Compensation Committee recommends to the Board compensation arrangements between the Company and our executive officers and approves all grants of equity to employees and Directors.
•The Corporate Governance and Nominating Committee oversees and advises the Board and management on the Company’s governance practices, including the Board’s selection of directors, the annual self-evaluation of the Board, and the development and maintenance of the Company's corporate governance guidelines.
•The Board expects management to promote a corporate culture that incorporates risk management into our corporate strategy and day-to-day operations. The Board oversees management’s assessment and management of likely areas of material risk.

12 2024 Proxy Statement

Director Nominating Process

Selection of Directors
The Corporate Governance and Nominating Committee of the Board is responsible for overseeing the process of nominating individuals to stand for election as Directors.
At this year’s Annual Meeting, independent Directors Steve Bunger and Steve Moster are standing for election. Mr. Bunger has been a member of the Board since 2004. Mr. Moster was appointed to the Board in 2020.

Director Qualifications	In evaluating the suitability of individual nominees, nominees for Director are selected on the basis of their integrity, experience, achievements, judgment, intelligence, personal character, independence from the Company, ability to make independent analytical inquiries, willingness to devote adequate time to Board duties, and likelihood that he/she will be able to serve on the Board for a sustained period.

Diversity	In connection with the selection of nominees for Director, the Corporate Governance and Nominating Committee gives due consideration to diversity in perspectives, backgrounds, business experiences, and professional expertise among the Board members and Director nominees.

Nominations by Stockholders
Our Bylaws specify the manner stockholders may make nominations for the election of Directors. Under the Bylaws, in order to bring a proposal before a meeting of stockholders, including the nomination of directors, a stockholder must deliver proper notice. The procedures for such notice are set forth below under "Additional Information-Stockholder Director Nominations and Stockholder Proposals for the 2025 Annual Meeting".

Majority Vote Policy for Director Elections
The Board has adopted a policy which provides that, if a Director up for election does not receive a majority of the votes cast, such Director shall submit an irrevocable resignation to the Corporate Governance and Nominating Committee or such other committee designated by the Board. Such committee will make a recommendation to the Board as to whether to accept or reject the resignation of such incumbent Director, or whether other action should be taken. The Board will act on the resignation, taking into account the committee’s recommendation, and the Company will publicly disclose the Board’s determination by filing the appropriate disclosure with the SEC detailing the Board’s determination and, if such resignation is rejected, the rationale behind the decision, within 90 days following certification of the election results. The Corporate Governance and Nominating Committee or another designated committee, in making its recommendation, and the Board in making its decision, may each consider any factors and other information that they consider appropriate and relevant. If the Board accepts a Director's resignation, or if a Director nominee is not elected and the nominee is not an incumbent Director, then the Board may fill the resulting vacancy pursuant to our Restated Certificate of Incorporation and the Bylaws. This policy applies only to uncontested elections of Directors.

Cavco Industries, Inc.	www.cavco.com 13

Board Experience, Expertise, and Composition
Skills Matrix
Our Directors collectively possess the expertise, leadership skills, and diversity of experiences and backgrounds to oversee management’s execution of our growth strategy and protect long-term stockholder value. The skills matrix below summarizes the qualifications of our Directors and more detailed information can be found in the Director biographies above.

	S. Bunger	S. Blount	B. Boor	D. Greenblatt	R. Kerley	S. Moster	J. Sze

Industry Experience MH/FS *	MH		MH	MH			FS

Manufacturing Operations	•		•		•

Mergers & Acquisitions/ Corporate Development	•		•	•	•	•

Financial/Accounting	•		•	•	•	•	•

Legal/Regulatory		•		•

Strategic Planning	•		•			•

Other Public Company Board Experience	•	•			•	•	•

ESG Experience **	SG	SG	ESG	G	G	G	ESG
*Manufactured Housing (“MH”), Financial Services (“FS”)
** Environmental (“E”), Social (“S”), and Governance (“G”) (collectively, “ESG”)
Board Composition and Diversity
The following charts provide information on the current composition of our Board. Ethnic diversity refers to an underrepresented minority which the Company defines as an individual who self-identifies in one or more of the following groups: African American or Black, Alaskan Native or Native American, Asian, Hispanic or Latinx, Native Hawaiian or Pacific Islander, or two or more races or ethnicities. Currently, one member of Cavco’s Board identifies as ethnically diverse.

14 2024 Proxy Statement

Board Experience, Expertise, and Composition

Board Diversity Matrix (as of June 13, 2024)

Total Number of Directors		7
	Female	Male	Non-Binary	Did Not Disclose Gender

Part I: Gender Identity
Directors	2	5	-	-
Part II: Demographic Background
African American or Black	-	-	-	-
Alaskan Native or Native American	-	-	-	-
Asian	1	-	-	-
Hispanic or Latinx	-	-	-	-
Native Hawaiian or Pacific Islander	-	-	-	-
White	1	5	-	-
Two or More Races or Ethnicities	-	-	-	-
LGBTQ+	-	-	-	-
Did Not Disclose Demographic Background	-	-	-	-
There have been no changes to our Board Diversity Matrix from 2023. Our Board Diversity Matrix for 2023 is disclosed in our 2023 proxy statement filed with the SEC on June 15, 2023.
Meeting Participation in 2024
The Board held nine meetings during fiscal year 2024. Each Director attended at least 75% of the combined total of (i) all Board meetings and (ii) all meetings of Board committees of which the Director was a member (during the periods for which he or she served on the Board and such committees). The independent Directors also met regularly in executive sessions during the fiscal year.
All Board members are expected to attend the Company’s annual meeting of stockholders, unless an emergency or unavoidable conflict prevents them from doing so. All Directors attended our 2023 annual meeting of stockholders held on August 1, 2023.
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our directors, certain officers designated under Section 16(a) ("Section 16 Officers"), and greater-than-ten-percent stockholders to file initial reports of ownership and reports of changes in ownership of any of our securities with the SEC and us. Based solely on our review of such forms filed electronically with the SEC, we believe that during fiscal year 2024 all of our Section 16 Officers and Directors complied with all filing requirements of Section 16(a).

Cavco Industries, Inc.	www.cavco.com 15

Director Compensation
The Compensation Committee of the Board reviews annually all cash and noncash compensation to be paid to our non-employee Directors and recommends any proposed changes to the Board for approval. In fiscal year 2024, we compensated our Directors as follows:
•All non-employee Directors received an annual cash retainer of $75,000, except for the Chairman of the Board, who received $105,000.
•The annual fees paid to each non-employee Director for service on Board committees was:
◦Audit Committee: Chair $20,000 and Member $10,000
◦Compensation, Corporate Governance and Nominating, and Legal and Compliance Oversight committees: Chair $15,000 and Member $7,500
•Except for the Chairman, who received an annual equity award of $160,000 in time-based restricted stock units (“RSUs”), all non-employee Directors were granted $110,000 in value of RSUs that vest 100% upon the anniversary of the grant date (or next annual meeting of stockholders, if earlier). The number of shares granted was calculated using the closing price of the Company’s common stock on the grant date rounded up to the nearest 50 shares.
•All Board members were reimbursed for reasonable travel expenses to attend Board and committee meetings.
Directors who are also employees of the Company do not receive any special or additional remuneration for service on the Board. The following table provides specific information regarding the compensation paid to each non-employee Director during the fiscal year ended March 30, 2024:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)

Susan L. Blount	105,000	118,260	223,260
Steven G. Bunger	105,000	177,390	282,390
David A. Greenblatt	107,500	118,260	225,760
Richard A. Kerley	110,000	118,260	228,260
Steven W. Moster	97,500	118,260	215,760
Julia W. Sze	92,500	118,260	210,760
(1)Amounts in this column represent the fair value of the RSUs granted based on the closing price of our stock on the grant date, July 31, 2023. The aggregate number of unvested RSUs held by each Director as of March 30, 2024, was: Ms. Blount – 400 RSUs; Mr. Bunger – 600 RSUs; Mr. Greenblatt – 400 RSUs; Mr. Kerley – 400 RSUs; Mr. Moster – 400 RSUs; and Ms. Sze – 400 RSUs. Mr. Greenblatt has made a Board approved irrevocable deferral election as to his 400 unvested RSUs so that they will not be paid out until he retires from the Board or otherwise separates from Cavco. The aggregate number of unexercised options held by Directors as of March 30, 2024, was: Ms. Blount – options to purchase 10,000 shares; Mr. Bunger – options to purchase 4,000 shares; and Mr. Greenblatt – options to purchase 4,000 shares.
Stock Ownership Guidelines
To further align the interests of Cavco’s leadership with those of the stockholders as well as promote our commitment to sound corporate governance, we have adopted Stock Ownership Guidelines for key executives and all non-employee Directors. Our stock ownership guidelines are available on our website at investor.cavco.com/general-documents. For Directors, under these guidelines, on or before the fifth full fiscal year after the year of appointment or election, each Director should own and retain shares of our common stock equal to at least five times (5x) the annual cash retainer paid to Directors at that time.
Anti-Hedging, Anti-Pledging, No Short-Selling, and No Buying or Selling of Derivatives
The Board has approved a Securities Trading Policy that prohibits hedging, pledging, short selling, and buying or selling derivatives related to the Company’s securities. The policy does not have a hardship exemption for Directors or executive officers as it pertains to these prohibitions. The Securities Trading Policy is posted on our website at investor.cavco.com/general-documents.

16 2024 Proxy Statement

Board Committees
The Board has four standing committees:

AUDIT COMMITTEE	COMPENSATION COMMITTEE
CORPORATE GOVERNANCE AND NOMINATING COMMITTEE	LEGAL AND COMPLIANCE OVERSIGHT COMMITTEE
Each committee operates under a written charter adopted by the Board and reviewed by the Board at least annually. Each committee charter is posted on our website at investor.cavco.com/general-documents. Messrs. Boor and Bunger are not members of any committee of the Board.
Committee Composition
Set forth below is information regarding each of the current committees and their composition as of the mailing date of this Proxy Statement:

DIRECTOR NAME	AUDIT COMMITTEE	COMPENSATION COMMITTEE	CORPORATE GOVERNANCE AND NOMINATING COMMITTEE	LEGAL AND COMPLIANCE OVERSIGHT COMMITTEE

Susan L. Blount				CHAIR
David A. Greenblatt			CHAIR
Richard A. Kerley	CHAIR
Steven W. Moster		CHAIR
Julia W. Sze

Cavco Industries, Inc.	www.cavco.com 17

Committees
Audit Committee

MEMBERS	KEY RESPONSIBILITIES

Richard A. Kerley*, Chair David A. Greenblatt Julia W. Sze *Audit Committee Financial Expert
•Oversees the integrity of the Company’s financial statements;
•Approves all fees related to audit and non-audit related services provided by the independent registered public accounting firm;
•Has the sole authority to appoint, retain, terminate, and determine the compensation of the Company’s independent registered public accounting firm;
•Oversees the Company’s systems of internal accounting and financial controls;
•Meets with the Company’s independent registered public accounting firm outside the presence of management to discuss financial reporting, including internal accounting controls and policies and procedures;
•Reviews annual internal audit plan, including a fraud risk assessment;
•Reviews financial disclosures;
•Reviews and implements the Code of Conduct;
•Oversees the Company’s “whistle blower” procedures;
•Reviews and approves all related-party transactions; and
•Focuses on qualitative aspects of financial reporting to the stockholders of the Company as well as the Company’s processes to manage business, financial, and compliance with significant applicable legal, ethical and regulatory requirements.

THE COMMITTEE HELD FOUR MEETINGS DURING FISCAL YEAR 2024.

The Board has determined that Mr. Kerley, the Chair of the Audit Committee, qualifies as an audit committee financial expert under SEC rules and has the accounting and related financial-management expertise required under Nasdaq Rules. Mr. Kerley's qualifications to serve as an audit committee financial expert are set forth in his biography under the heading “Continuing Directors, Class I Directors, Terms Expiring in 2025.” In addition, the Board has determined that each member of the Audit Committee possess the financial sophistication required by Nasdaq Rules and is “independent” under the additional independence requirements of Rule 10A-3 of the Exchange Act and the Nasdaq Rules applicable to audit committees. No Audit Committee member serves on the audit committee of more than two other public companies.
Prior to each quarterly earnings release, the Audit Committee met with management and the Company’s internal auditors to review the financial results.
Legal & Compliance Oversight Committee

MEMBERS	KEY RESPONSIBILITIES

Susan L. Blount, Chair David A. Greenblatt Richard A. Kerley
•Assists the Board with the oversight of:
(1)regulatory, compliance, policy, and legal matters as well as related risks, both current and emerging, at the local, state, and federal levels that might impact the Company’s business; and
(2)the Company's identification, prioritization, and mitigation of key legal and regulatory risks, including those related to data security, labor and employment, and operational effectiveness.
•Oversees the Company’s implementation of legal and compliance related policies and procedures.

THE COMMITTEE HELD FOUR MEETINGS DURING FISCAL YEAR 2024.

The Legal & Compliance Oversight Committee is comprised entirely of independent Directors.

18 2024 Proxy Statement

Committees
Corporate Governance and Nominating Committee

MEMBERS	KEY RESPONSIBILITIES

David A. Greenblatt, Chair Susan L. Blount Richard A. Kerley Steven W. Moster
• Identifies:
(1)Director candidates for its recommendation to the Board for election at the Company’s next annual meeting or to fill vacancies; and
(2)Candidates that it recommends to the Board for appointment as the Chairman of the Board.
• Develops and recommends the Company’s Corporate Governance Guidelines
•Oversees the effectiveness of the Company’s governance practices;
•Responds to stockholder requests and inquiries;
•Reviews and recommends Director training initiatives and reviews the Director onboarding process;
•Oversees the annual evaluation of the Board and its committees;
•Makes recommendations to the Board on the appointment of the Company's executive officers; and
•Considers director nominations for the Board from stockholders, as described above under “Director Nominating Process.”

THE COMMITTEE HELD FIVE MEETINGS DURING FISCAL YEAR 2024.

Each member of the Corporate Governance and Nominating Committee is “independent” under the independence requirements of the Nasdaq Rules applicable to nominating committees.
Compensation Committee

MEMBERS	KEY RESPONSIBILITIES

Steven W. Moster, Chair Susan L. Blount Julia W. Sze
• Oversees the Company's overall compensation structure, policies, and programs;
•Reviews and approves overall company goals and objectives related to executive compensation as well as evaluates executive performance in light of those goals;
•Administers the Company’s equity incentive plans, approving any proposed amendments or modifications;
•Reviews and recommends Board approval of compensation arrangements with executive officers of the Company;
•Oversees the Company’s stock ownership guidelines;
•Provides Compensation Committee reports for inclusion in appropriate regulatory filings; and
•Engages a compensation consultant of its choice as needed and terminates the engagement at any time while determining the breadth and scope of the external compensation consultant’s services.

THE COMMITTEE HELD SEVEN MEETINGS DURING FISCAL YEAR 2024.

Each member of the Compensation Committee is “independent” under the additional independence requirements of Exchange Act Rule 10C-1 and the Nasdaq Rules applicable to compensation committees. Additionally, each member meets the non-employee director requirements of Rule 16b-3 under the Exchange Act.
Compensation Committee Interlocks and Insider Participation
Mr. Moster and Mses. Blount and Sze served as members of the Compensation Committee in fiscal year 2024. None of these individuals have ever been an employee of the Company. During fiscal 2024, none of our executive officers served on the board of directors or compensation committee of any other entity for which a member of our Board or Compensation Committee served as an executive officer.

Cavco Industries, Inc.	www.cavco.com 19

CORPORATE RESPONSIBILITY
Commitment to Sustainability
Cavco is a leading designer and builder of systems-built structures including manufactured homes, modular homes, commercial buildings, park model homes, and vacation cabins. Founded in 1965, our operations include 29 homebuilding production lines located throughout the United States and two production lines in Mexico, which build some of the most widely recognizable brand names within the factory-built housing industry.
We are committed to providing quality, energy efficient housing at affordable prices in an environmentally conscious manner, as well as adhering to relevant federal and local regulations regarding employee health and safety. The following are important environmental, social, and governance (“ESG”) topics identified by the Board and executive team and an explanation of how the Company’s leadership prioritizes these areas of focus in our operations.
Board and Senior Management Oversight
Cavco’s leadership believes a robust approach to ESG will help us achieve our long-term goals of increasing manufacturing excellence, enhancing our employee and customer experience, serving the communities where we do business, and increasing long-term stockholder value. Our Board provides oversight of our ESG efforts and Cavco’s executive leadership guides and develops these corporate responsibility priorities and provides regular updates to the Board on progress. The Board and its committees support management’s ESG strategy of integrating our ESG principles into our business strategy in ways that optimize opportunities to make positive impacts while advancing the long-term goals stated above.
In July 2021, we completed our first assessment of ESG priorities when we posted our Corporate Responsibility Report—examining a range of key stakeholders, including investors, customers, employees, rating organizations, and by studying industry peers. We also drew upon the subject matter expertise of colleagues throughout our organization to collect and organize content. In 2022, we posted our second Corporate Responsibility Report as we continued to make notable progress on ESG matters, including the following:
•Purposefully integrated sustainability initiatives further into our operations.
•Created a cross-functional working group of senior executives to design and lead the Company’s ESG initiatives, prepare our Corporate Responsibility Reports, and monitor overall effectiveness of our ESG program. This ESG working group includes our CEO, the Presidents of our Manufacturing and Retail operations, and leaders of support functions such as Legal.
•Adopted an Environmental Stewardship Policy, a Product Safety and Quality Policy, and a Diversity, Equity, and Inclusion Policy, outlining the Company’s vision and priorities in ESG.
•Identified the sources of carbon emissions at production facilities in order to create a baseline for future measurement and calculation of Cavco’s greenhouse gas (“GHG”) emissions.
•Launched a dedicated “Environmental, Social and Governance” website and a FAQ page to communicate the Company’s vision and priorities to investors, customers, employees, and vendors.
We are currently preparing our third Corporate Responsibility Report as we build on the lessons we've learned. Against this backdrop, we have engaged with both internal and external stakeholders to develop an ESG strategy going forward. Our ESG strategy is more fully set forth in our Corporate Responsibility Report, which can be found at investor.cavco.com/general-documents/. There are three areas that we are committed to focusing on in order to achieve our long-term goals: (1) Environmental Responsibility, (2) Social Impact, and (3) Culture of Governance.

20 2024 Proxy Statement

Corporate Responsibility

Environmental Responsibility
Cavco is committed to providing affordable housing and being a responsible steward of the environment by considering the environment while conducting business and complying with environmental laws and regulations. Our business is inherently more environmentally responsible than site-built construction. We are mindful of our cost effectiveness so we can support our commitment to create affordable housing. We intend to keep innovating to increase the energy efficiency of our homes and reduce waste from our manufacturing processes. Cavco is committed to building quality, energy efficient homes for the modern-day home buyer. Cavco invests in a variety of sustainable manufacturing processes to support its green building direction.
Senior management leads the strategic direction of the Company and monitors all progress and performance of the Company’s environmental initiatives, while the Board oversees management's efforts.
Our focus on improving the environmental performance of our homes involves both design enhancements and choice of renewable materials. Our operations are designed to optimize the following areas:

Water and Energy Efficiency	Reducing Waste	Product Safety and Quality

Although minimal water is used in our homebuilding process, we capture, store and reuse rainwater for landscaping needs. Additionally, we seek out and invest in projects that reduce energy use and provide renewable energy for our facilities.	Our manufacturing process of building homes in centralized, environmentally protected building centers allows us to minimize adverse impacts on the environment, resulting in reduced levels of waste.	Cavco’s homes are built to relevant construction and safety codes, and a majority are built in conformance with the Federal Manufactured Home Construction and Safety Standards requiring substantive testing on the electricity, water and gas pressure and other safety issues.
Further, our homes include environmentally-friendly features such as high indoor air quality, specially designed ventilation systems, and energy-efficient envelopes. Additional highlights of our efforts and accomplishments include:
•Utilizing high-efficiency electric equipment including LED and motion detector lighting, and high-efficiency HVAC units.
•Ongoing elimination of single-use plastics and the implementation of refill stations to eliminate single-use water bottles.
•Encouraging environmentally friendly workplace practices by supporting recycling and separation of waste.
•Engaging with qualified third-party energy professionals to conduct regular inspections of our production facilities to provide utility and financial savings information.
•Requirement that all materials received from suppliers comply with federal Housing and Urban Development code ("HUD Code") standards.
Another example of our commitment to the environmental sustainability of our production processes is the installation of modern and efficient solar panels on our new Glendale, Arizona production facility. Original estimates projected that the system would generate 2,316.88 MWh in the first year of operation, or about 60% of the plant’s electrical usage, reducing the carbon footprint by approximately 1,642 megatons per year. As of May 2024, with only eight months of operation through the coolest months of the year, the system has already produced 905.87 MWh and saved 1,402,695 lbs. of CO2 emissions. These promising results not only underscore the system’s potential for generating clean energy from the sun, but also highlight the substantial environmental impact of Cavco's solar initiative.
The reduction in CO2 emissions so far is equivalent to eliminating the pollution from 621,424 pounds of coal burned or offsetting 1,442,127 miles driven by an average gasoline-powered passenger vehicle. We continue to evaluate additional renewable energy opportunities for our other production facilities and plan to move forward with additional projects.
We believe that our focus on environmental responsibility, with the objective of reducing costs and improving sustainability of our operations will provide a strategic benefit to the Company. Furthermore, we recognize that climate change is a growing risk for our planet, and we are committed to doing our part to mitigate this risk by placing increased focus and emphasis on environmental consciousness.

Cavco Industries, Inc.	www.cavco.com 21

Corporate Responsibility

Social Impact
Our success is built on the belief that it is our team members who make us great. We have an ongoing focus to continually improve our culture and talent management practices through the implementation of Human Capital Management (“HCM”) reporting and practices. We are committed to pay equity and we regularly review our compensation model to provide fair and inclusive pay practices throughout the business.
A diverse and inclusive workplace begins with our core values. Our goal is to attract, retain, and develop a workforce that is diverse in background, knowledge, skill, and experience. We are committed to providing equal employment opportunities and training for all qualified applicants and employees without regard to sex, race, color, religion, national origin, age, disability, sexual orientation, gender identity, veteran status, or any other protected class. As of the end of fiscal year 2024, the Company employed approximately 6,300 employees. Women represented 23% and self-identified ethnic and racial minorities represented 49% of the Company’s workforce.
We have established two leadership training programs, called “Navigate” and “Ignition”, for employees in supervisory roles to enhance communication and other critical management skills to improve the oversight and motivation of the workforce. The Navigate program is designed for supervisors and team leads in our manufacturing operations and the Ignition program is geared toward members of the manufacturing and corporate leadership group. As of May 2024, 129 employees have completed the Navigate program and 153 employees have completed Ignition training.

The health and wellness of our people is a top priority and in recognition of this we aim to provide a competitive health and wellness package. We regularly update our benefits plans to meet the needs of our diverse workforce. Components of these benefit programs include medical, dental, and vision plans; tax-advantaged flexible spending, dependent care, and health savings accounts; group life insurance; and a 401(k) program with employer match.

Employee safety is also a top priority and our expanded approach to improving it has had a measurable and meaningful impact. We are proud of the progress we have made over the last four years in improving the safety of our worksites. In 2022, we began a company-wide safety initiative branded “Safety Now”. This program emphasizes safety awareness and provides training and incentives to create a “safety first” culture. As part of our increased safety training plan, we encourage plant Safety Coordinators to complete an OSHA 10-hour training course. Safety Now has played a role in lowering our Total Recordable Incident Rates (“TRIR”) across our facilities in calendar year 2023 to 5.11, a 33% improvement from the previous year, even as we added four new plants to our system. This TRIR is 35% lower than the industry average of 7.80 over the same period.

Our safety efforts are achieving measurable results:
•Since calendar year 2020 our TRIR has improved by 50%;
•80% of our production facilities are better than the industry average TRIR;
•Since calendar year 2020, we've reduced our workers’ compensation experience modifier from 1.11 to 0.84, a 24% reduction; and
•Over the same period we've reduced workers' compensation costs as a percentage of payroll by 33%.

22 2024 Proxy Statement

Corporate Responsibility
We are also focused on making a positive impact in communities through charity, fundraising, and local community development. The Company strengthens communities by supporting volunteerism and participation in philanthropic initiatives. Our charitable efforts include:
•Homes for Our Own – a program created to provide education and financial assistance to employees who wish to become homeowners;
•Donations of building materials and volunteer labor to charitable causes;
•Monetary donations to many local charities in the communities we serve; and
•Financial support for volunteering activities of our business and operational teams.

Culture of Governance
Cavco’s Board and senior management team believe that a strong focus on governance is foundational to long-term success. We emphasize a culture of accountability and are committed to conducting business in a manner that is fair, ethical, and responsible. We have established and maintain corporate-administered compliance and risk management programs subject to Board oversight to promote adherence with applicable laws and regulations governing the Company’s business practices.
We have greatly enhanced our culture of governance in recent years. We’ve added new directors with new skillsets to our Board, with four of our seven directors having joined since 2019. Our Directors' skills matrix is disclosed above under our Corporate Governance Overview. We have implemented new board practices and procedures to improve communications and controls. We separated the role of CEO and Chairman of the Board in order to enhance the independence of our Board. We increased the diversity of our Board by adding two women, one of which is from an underrepresented group. Six of our seven directors are independent. The Board is governed by a formal Code of Conduct which, along with other policies, is reviewed periodically by our Board.
We are subject to rigorous controls, quarterly financial reviews, and annual audits. The Board oversees our audit, compliance, and enterprise risk management practices. Our compliance and risk management teams engage with subject-matter experts to identify, monitor, and mitigate material risks. As we disclosed in our 2024 Annual Report on Form 10-K, we maintain a comprehensive cybersecurity risk management program modeled by standards provided by organizations such as the National Institute of Standards and Technology and the International Organization for Standardization. Our cybersecurity program includes an incident response plan that addresses the detection, reporting, analysis, response, recovery, communication, documentation, and post-incident review of cybersecurity incidents. We test and evaluate this plan on a routine basis. For material cybersecurity risks, we’ve developed mitigation measures to reduce the risk’s likelihood of occurrence and/or its expected impact. We perform risk assessments throughout the year to identify and remediate potential cybersecurity threats and vulnerabilities. Our Board has delegated oversight of risks related to cybersecurity to the Legal and Compliance Oversight Committee and the review of materiality determinations of cyber incidents to the Audit Committee.
We also maintain an information security program to protect our information assets, including customer and consumer data. Our IT team works 24/7 and uses a combination of industry-leading tools and in-house innovative technologies to help protect our data. Our team members are responsible for complying with our data security standards and completing mandatory annual training to understand the behaviors and technical requirements necessary to keep customer information secure. We also provide ongoing education for team members to recognize and report suspicious activity. The primary goal of our data security program is to maintain defenses consistent with sound industry practices.
We believe these elements combined with a strategically selected Board and senior management team committed to a strong corporate governance culture have set the Company up for long-term success in our industry.

Cavco Industries, Inc.	www.cavco.com 23

MANAGEMENT
Executive Officers
Our Executive Officers are appointed annually by the Board pursuant to Rule 3b-7 of the Exchange Act and serve at the Board’s pleasure. Our Executive Officers as of May 22, 2024, are as follows:

Name	Position
William C. Boor	President & CEO
Allison K. Aden	Executive Vice President, Chief Financial Officer ("CFO"), and Treasurer
Seth G. Schuknecht	Executive Vice President, General Counsel, Chief Compliance Officer, and Corporate Secretary
Steve K. Like	Senior Vice President, President (interim), Standard Casualty Company (insurance subsidiary)
Brian R. Cira	President, Manufacturing
Matthew A. Niño	President, Retail
Jack S. Brandom	President, CountryPlace Acceptance Corp. (finance subsidiary)
The following biographical information is provided for each of our Executive Officers:

Bill Boor Age 58 President and CEO
Mr. Boor is the President and CEO of Cavco, commencing April 2019, and has been a member of Cavco’s Board since July 2008. Mr. Boor was previously CEO of Great Lakes Brewing Company, a large craft brewing company based in Cleveland, Ohio, a position he had held since September 2015. From December 2014 to September 2015, Mr. Boor was principal of MIB Holding, a mining development company. From 2007 to 2014, Mr. Boor served in various executive positions with Cleveland Cliffs Inc., including Executive Vice President for Corporate Development, Chief Strategy & Risk Officer, and President of Ferroalloys. Prior to his employment with Cleveland Cliffs, Mr. Boor held key leadership roles at American Gypsum Company, Centex, Weyerhaeuser Co. (NYSE: WY) and Procter & Gamble Co. (NYSE: PG). Mr. Boor is a Chartered Financial Analyst charterholder.

Allison Aden Age 63 Executive Vice President, CFO, and Treasurer	Ms. Aden is the Executive Vice President, CFO, and Treasurer of Cavco since August 2021. Previously, from July 2018 to August 2021, she served as Executive Vice President & CFO of Diversified Technologies, an industry-leading technology solutions provider delivering innovative digital media, collaborative, broadcasting, electronic security and integrated IT solutions. Prior to joining Diversified Technologies, Ms. Aden served from November 2015 to May 2018 as Executive Vice President & CFO of Schweitzer-Mauduit International, Inc. (NYSE: SWM), a leading global provider of highly engineered solutions and advanced materials for a variety of industries. Ms. Aden has also held key financial management positions with Americold Realty Trust (NYSE: COLD), Brambles Limited (ASX: BXB), LNR Property Corporation, and PRG-Schultz International (Nasdaq: PRGX). Ms. Aden is a Certified Public Accountant.

24 2024 Proxy Statement

Executive Officers

Seth Schuknecht Age 47 Executive Vice President, General Counsel, Chief Compliance Officer, & Corporate Secretary
Mr. Schuknecht has served as our Executive Vice President, General Counsel, Chief Compliance Officer, and Corporate Secretary since February 2024. Prior to joining the Company, from August 2021 to February 2024, he served as Senior Vice President and Deputy General Counsel for Hagerty, Inc. (NYSE: HGTY), a global specialty vehicle insurance company. Prior to joining Hagerty, from June 2019 to August 2021, he served as Corporate Counsel at Carvana, Inc. (NYSE: CVNA), a Fortune 500 e-commerce car company where he ran the securities, corporate governance, and acquisitions functions for the company. Before moving to in-house legal roles, Mr. Schuknecht practiced law at international law firms Squire Patton Boggs LLP and DLA Piper LLP, where he advised clients on public securities law, corporate governance, M&A, and capital markets transactions.

Steve Like Age 67 SVP, President (interim), Standard Casualty Company	Mr. Like has over 28 years of experience in our industry. He has served as our Senior Vice President ("SVP") since April 2015 and was named the interim President of Standard Casualty Company, Cavco's insurance subsidiary, in February 2024. From 2009 to 2015, Mr. Like served as Vice President at Cavco. Prior to joining the Company he was Executive Vice President and General Counsel at Patriot Homes from 1995 to 2009. From 1981 to 1995, Mr. Like worked in private legal practice as a partner at Warrick & Boyn, LLP.

Cavco Industries, Inc.	www.cavco.com 25

Executive Officers

Brian Cira Age 63 President, Manufacturing
Mr. Cira has served as our President, Manufacturing, since July 2021. He previously served as a Regional Vice President at Cavco from 2019 to July 2021. Prior to joining Cavco, from 2015 to 2019, he served as President of Fairmont Homes, a subsidiary of Cavco. Prior to 2015, Mr. Cira spent over 30 years with Fairmont Homes in various positions of increasing responsibility including General Manager and President until Cavco acquired Fairmont Homes in 2015.

Matt Niño Age 56 President, Retail
Mr. Niño has served as President, Retail, since March 2020. He served as Executive Vice President of Palm Harbor Villages, Inc. (“PHV”), the Company’s main retail division, from 2010 to March 2020, and in a similar role with Palm Harbor Homes, Inc. (“PHH”), from January 2003 until joining PHV at the time Cavco acquired the assets of PHH in April 2011. Mr. Niño joined PHH in 1997 as a Retail Sales Consultant and held various positions of increasing responsibility throughout his tenure with PHH. Prior to joining PHH, Mr. Niño spent seven years with the Pacesetter Corp. as a Sales Manager. Mr. Niño has over thirty years of retail experience.

Jack Brandom Age 61 President, CountryPlace Acceptance Corp.	Mr. Brandom has served as the President of CountryPlace Acceptance Corp., Cavco’s finance subsidiary, since October 2023. Before that, he served as its Executive Vice President and Chief Operating Officer from August 2021 to October 2023 and its Vice President from 2013 to 2021 and from 2005 to 2008. From 2009 to 2012, Mr. Brandom was President of CSI SCORE, a technology company specializing in online marketing solutions. From 2002 to 2005, Mr. Brandom was President of CDM Data & Dealer Services, a Kelley Blue book company. From 1993 to 2001, Mr. Brandom served in various senior management positions with Conseco, Inc. including as President of its Manufactured Housing Division.

26 2024 Proxy Statement

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Introduction
The purpose of this Compensation Discussion and Analysis (“CD&A”) is to summarize the Company’s philosophy and objectives regarding the compensation of our named executive officers (“NEOs”), including each material element that the Company pays or awards to, or that is earned by, our NEOs. Cavco encourages you to read this CD&A in conjunction with the compensation tables following it. For the fiscal year ended March 30, 2024 ("FY2024"), our NEOs were:

NEO	Position
Bill Boor	President & CEO
Allison Aden	Executive Vice President, CFO, & Treasurer
Matt Niño	President, Retail ("Ret.")
Brian Cira	President, Manufacturing ("Mfg.")
Steve Like	SVP, President (interim), Standard Casualty Company ("Ins.")
Mickey Dragash	Former Executive Vice President, General Counsel, Corporate Secretary, & Chief Compliance Officer ("Former GC")
This CD&A addresses and explains the numerical and related information contained in the Summary Compensation Table and includes actions regarding executive compensation that occurred during FY2024, including the award of incentive compensation related to FY2024 performance.
Overview of the Company’s Compensation Program
The Company’s FY2024 executive compensation program consisted of three components: (1) cash compensation comprised of an annual base salary, (2) short-term incentive compensation comprised of a cash bonus and/or cash incentive compensation, and (3) long-term incentive compensation, which consisted of awards of RSUs and performance-based restricted stock units that vest upon the achievement of preapproved Company performance measures over a set period of time (“PRSUs”).

Component	Key Elements
Base Salaries	Market based to attract and retain an effective executive team

Short-Term Incentive Compensation	•Company performance-based short-term incentive program •For several positions, a portion of the award potential is determined by individual performance targets •Bonus payouts capped at 200% of target

Long-Term Incentive Compensation
•Equity issued as RSUs and PRSUs pursuant to the Company’s 2005 Stock Incentive Plan (the “2005 Stock Plan”)
•RSU grants based on a targeted dollar value on grant date and vest annually over 3 years
•PRSU grants are earned based upon Company performance of 3-year targets; settlements are capped at 200% of target award

Compensation Philosophy
We believe that our executive compensation program should align with the interests of our stockholders and be tied to performance. We view our compensation practices as a means for motivating and rewarding employees in relation to their accomplishments. Our approach is to provide incentive driven market-based compensation programs with the objective of hiring and retaining the talent best suited to deliver sustained high performance to the Company and its stockholders and the customers we serve.

Cavco Industries, Inc.	www.cavco.com 27

Executive Compensation
Objectives of the Company’s FY2024 Executive Compensation Program
The Company’s executive compensation program was structured to achieve the following objectives:
•create an incentive to increase stockholder returns by establishing a direct and substantial link between individual compensation and certain financial measures of the Company that we believe have a direct effect on stockholder value;
•attract, retain, and motivate highly qualified and talented executives, enabling the Company to deliver superior results and growth; and
•create substantial and competitive long-term compensation opportunities for individual executive officers based not only on long-term, corporate performance but also on sustained, long-term individual performance.
Role of the Compensation Committee
The Compensation Committee reviews the compensation paid to our Executive Officers annually and recommends to the Board for approval, all salary and other remuneration to our Executive Officers. The Compensation Committee operates pursuant to a written charter that sets forth its specific functions and responsibilities. Pursuant to its authority under its written charter, to the extent permitted by Nasdaq Rules and applicable legal requirements, the Compensation Committee may form subcommittees and delegate specified duties and responsibilities to those subcommittees. The Compensation Committee Charter is posted on our website at investor.cavco.com/general-documents.
Role of Management in Establishing and Awarding Compensation
The CEO may assist the Compensation Committee by making recommendations concerning the Company’s performance objectives upon which short-term and long-term incentive compensation is based. Additionally, the CEO annually reviews the performance of the other Executive Officers and presents his conclusions and recommendations regarding salary, short-term incentive payout adjustments, and long-term incentive awards to the Compensation Committee for its consideration. The Compensation Committee does not receive any recommendations from the CEO regarding his own compensation.
Role of the Independent Compensation Consultant
Pursuant to the authority granted to it in its charter, the Compensation Committee engaged Pearl Meyer Partners, LLC (“Pearl Meyer”) as an independent compensation consultant to provide advice related to the Company’s executive compensation programs for FY2024.
Pearl Meyer reports directly to the Compensation Committee. The Compensation Committee may replace Pearl Meyer or hire additional consultants at any time. Pearl Meyer attends meetings of the Compensation Committee, as requested, and communicates with the Compensation Committee Chair. However, the Compensation Committee ultimately has sole authority to make suggestions and recommendations to the Board related to potential compensation for our Executive Officers.
The Compensation Committee regularly reviews the services provided by its outside consultants and believes that Pearl Meyer is independent in providing executive compensation consulting services. The Compensation Committee conducted a review of its relationship with Pearl Meyer in October 2023 and determined that Pearl Meyer’s work for the Compensation Committee had not raised any conflicts of interest consistent with the guidance provided by the SEC and Nasdaq.
In making this determination, the Compensation Committee considered the following:
•Pearl Meyer did not provide any services to the Company, or its management, other than services to the Compensation Committee. Pearl Meyer’s services were limited to executive and director compensation consulting. Specifically, Pearl Meyer does not provide to the Company, directly or indirectly through affiliates, any non-executive compensation services, including, but not limited to, pension consulting or human resource outsourcing;
•Fees paid to Pearl Meyer by the Company were less than 1% of Pearl Meyer’s total revenue;
•Pearl Meyer maintains a Conflicts Policy containing specific policies and procedures designed to ensure independence;
•None of the Pearl Meyer consultants on the Company’s matters had any business or personal relationship with the members of the Compensation Committee;
•None of the Pearl Meyer consultants on the Company matters, or Pearl Meyer, had any business or personal relationship with executive officers of the Company; and
•None of the Pearl Meyer consultants on the Company matters own Company stock.
In December 2023, the Compensation Committee completed its process of interviewing and hiring a new independent compensation consultant to advise the committee. The Compensation Committee reappointed Pearl Meyer from various candidates recommended by members of the Board and continues to monitor the independence of its compensation consultant on a periodic basis.

28 2024 Proxy Statement

Executive Compensation
Clawback Policy
The Board has adopted a policy providing for the recoupment from certain executives of incentive compensation in the event of an accounting restatement or the occurrence of other clawback events described in the policy (the "Clawback Policy"). The policy is designed to deter and prevent detrimental conduct and to protect our investors from financial misconduct. The Clawback Policy is posted on our website at investor.cavco.com/general-documents.
Stockholder Approval of our Compensation Decisions
At the 2023 Annual Meeting of Stockholders, held on August 1, 2023, the Company’s stockholders approved the advisory (non-binding) vote on executive compensation with 97% of the votes entitled to vote and represented by person or by proxy cast in favor of the proposal regarding the Company’s executive compensation program. Our Board and management believe this vote indicates support by our stockholders for our executive compensation program and amounts.
Benchmarking Methodology
Market pay levels are one of many elements used by the Company to maintain competitive pay opportunities for our Executive Officers. For the design of the Company’s fiscal year 2024 executive compensation program, in January 2023, the Compensation Committee approved a peer group of 23 national companies in the building products, homebuilding, and related industries for the purposes of benchmarking total compensation for our Executive Officers. The peer group companies were analyzed and recommended by our independent compensation consultant and our Compensation Committee approved the peer group set forth below. The Compensation Committee considered a two year comparison of CEO compensation for the peer group in order to account for any statistical outliers in benchmarking decisions. We believe that this peer group provides a meaningful composite of companies in similar industries, in various stages of growth, to establish an appropriate benchmark comparison for Cavco.

American Woodmark Corporation
Apogee Enterprises, Inc.
Armstrong World Industries, Inc.
Beazer Homes USA, Inc.
Century Communities, Inc.
Dream Finders Homes, Inc.
Ethan Allen Interiors, Inc.
Green Brick Partners, Inc.
Gibraltar Industries, Inc.
Hooker Furnishings Corporation
Installed Building Products, Inc.
Landsea Homes Corporation

La-Z-Boy Incorporated
Lifetime Brands, Inc.
LGI Homes, Inc.
PGT Innovations, Inc.
Quanex Building Products Corp.
Simpson Manufacturing Co. Inc.
Skyline Champion Corp.
TopBuild Corp.
Trex Company, Inc.
TRI Pointe Group Inc.
WillScot Mobile Mini Holdings Corp.

Cavco Industries, Inc.	www.cavco.com 29

Components of Annual Executive Compensation
Base Salary
The purpose of the base salary is to provide a fixed amount of non-variable cash compensation that is generally competitive with market practices to attract and retain an effective management team. Consistent with our pay-for-performance objective, the base salary for each of our NEOs is designed to account for only a portion of their overall total target compensation. We believe the NEO base salaries are appropriate when compared to market benchmarks and based on the Executive Officers’ roles, responsibilities, experience, and contributions to the Company. For fiscal years 2023 and 2024, the Board approved the following base salaries for each of our NEOs:

Name	2023 Annual Base Salary	2024 Annual Base Salary	Percentage Increase
Bill Boor, CEO	$950,000	$950,000	0%
Allison Aden, CFO	$450,000	$550,000	22%
Brian Cira, President (Mfg.)	$250,000	$250,000	0%
Matt Niño, President (Ret.)	$200,000	$200,000	0%
Steve Like, President (Ins.)	$200,000	$250,000	25%
Mickey Dragash, Former GC	$325,000	$325,000	0%
Short-Term Incentive Compensation
The second component of our annual executive compensation is our short-term incentive program ("STIP"). The STIP consists of an annual cash incentive bonus based upon both (1) Company performance, and (2) individual objective-based performance. In addition, Messrs. Cira and Nino both receive a third part of STIP based on the profits of the business operations each oversees. Mr. Boor's STIP payout is predicated solely on Company performance. The following table summarizes the component and total STIP payouts made to our NEOs for FY2024. Mr. Dragash is not included in the following STIP tables and discussion because he was not serving as an Executive Officer at the end of FY2024 (see "Summary Compensation Table" below for details on FY2024 compensation paid to Mr. Dragash):

Name	Company Performance Component	Individual Objective Component	Business Profit Component	Total STIP Payout
Bill Boor, CEO	$753,730	—	—	$753,730
Allison Aden, CFO	$297,525	$100,000	—	$397,525
Brian Cira, President (Mfg.)	$33,058	$40,000	$748,893	$821,951
Matt Niño, President (Ret.)	$33,058	$50,000	$963,660	$1,046,718
Steve Like, President (Ins.)	$156,117	$100,000	—	$256,117

1.Company Performance: For FY2024, the threshold, target, and maximum Company performance STIP payouts are expressed below as a percentage of each NEO's base salary:

Name	Threshold (x of Target)	Target	Maximum (x of Target)

Bill Boor, CEO	0.5x	120%	2x
Allison Aden, CFO	0.5x	82%	2x
Brian Cira, President (Mfg.)	0.5x	20%	1.5x
Matt Niño, President (Ret.)	0.5x	25%	1.5x
Steve Like, President (Ins.)	0.75x	80%	1.5x
In May 2023, the Board approved two metrics to measure FY2024 Company performance and align our NEO's incentives with our stockholders' interests.
•Factory-Built Housing Profits. 90% of the Company performance payout is based on FY2024 adjusted factory-built housing segment pre-tax profit, where target was based on the budgeted pre-tax profit, with threshold attainment being at 70% of the forecast and stretch attainment being 130% of the forecast; and

30 2024 Proxy Statement

Executive Compensation
•Financial Services Profits. 10% of the Company performance payout is based on FY2024 adjusted financial services segment pre-tax profit, where target was based on the forecasted pre-tax profit, with threshold attainment being at 70% of the forecast and stretch attainment being 130% of the forecast.
A graphical depiction of the FY2024 Company performance targets and actual results are set forth below:

90% of factory-built housing – Earnings driven corporate STIP	10% of financial services – Earnings driven corporate STIP

Given these results, in May 2024, the Board approved FY2024 Company performance STIP payouts to Mr. Boor, Ms. Aden, and Messrs. Cira, Niño, and Like of $753,730, $297,525, $33,058, $33,058, and $156,117, respectively. These payments are reflected in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table.
In addition to the Company performance-based STIP payouts described above, Mr. Cira and Mr. Niño are both eligible to receive a percentage of the pre-tax income of the manufacturing and retail operations each respectively oversees. In FY2024, Mr. Cira received 0.425% of pre-tax income for the manufacturing operations he oversees which came to $748,893. Mr. Niño received 4% of the pre-tax income for the retail operations he oversees which came to $963,660 for FY2024. These payments are also reflected in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table.
2.    Individual Objective-Based Performance: The elements that comprise each individual’s performance objectives vary by position and are mutually agreed upon by each NEO and the CEO. These objectives primarily consist of measurable goals that have a meaningful impact upon our overall financial performance as well as each executive's professional development.
In May 2023, the Board set the following FY2024 individual performance STIP targets for our NEOs as a percentage of each NEO's base salary: For Ms. Aden, an award of 18% of her base salary; for Mr. Like, an award of 40% of his base salary; for Mr. Cira, an award of 20% of his base salary; and for Mr. Niño, an award of 25% of his base salary.
In May 2024, for the achievement of individual performance objectives in FY2024, the Board approved payments for this individual performance STIP component to Ms. Aden and Messrs. Cira, Niño, and Like in the amounts of $100,000, $40,000, $50,000, and $100,000, respectively.

Cavco Industries, Inc.	www.cavco.com 31

Executive Compensation
Long-Term Incentive Compensation
The third component of our annual executive compensation program is long-term incentive compensation. The Company’s FY2024 long-term incentive program ("LTIP") consisted of equity awards of (1) RSUs (time-based vesting) and (2) PRSUs (performance-based vesting).
In May and June 2023, the Board approved FY2024 LTIP awards of RSUs and PRSUs to the NEOs as set forth in the table below. All awards were made pursuant to the 2005 Stock Plan. The total grant date value of these equity awards is disclosed below in the Stock Awards column of the Summary Compensation Table.

Name	FY2024 RSUs (#)	FY2024 PRSUs at target (#)
Bill Boor, CEO	3,800	5,700
Allison Aden, CFO	1,536	2,034
Brian Cira, President (Mfg.)	475	712
Matt Niño, President (Ret.)	339	509
Steve Like, President (Ins.)	407	610
Mick Dragash, Former GC (1)	500	700
(1) The FY2024 RSU and PRSU awards to Mr. Dragash were subsequently prorated upon execution of his Release of Claims Agreement, dated March 5, 2024, as set forth below in the Grants of Plan-Based Awards table.
1.FY2024 RSUs: The RSUs awarded for FY2024 are subject to a time-based vesting schedule such that 33% of the shares vest on the first anniversary of the grant date, 33% on the second anniversary of the grant date, and 34% on the third anniversary of the grant date. RSUs make up 40% of the value of the FY2024 LTIP payout to our NEOs.
2.FY2024 PRSUs: PRSUs make up 60% of the value of the FY2024 LTIP payout to our NEOs. The metrics used for the design of the FY2024 PRSUs issued to our NEOs incentivize performance over a period of three years in two distinct areas: value creation and growth.
•Value creation is measured by total shareholder return relative to our peer group.
•Growth is measured by our volume improvement compared to the manufactured housing industry.
Each measure is weighted equally when determining overall performance for the period and is measured individually on threshold (50%), target (100%), and stretch (200%) levels. Shares under the FY2024 PRSU awards will be measured and issued in May 2026, at the end of the three year performance period from FY2024 through fiscal year 2026.
Earnout of Fiscal Year 2022 PRSU Awards at Conclusion of Performance Period
In FY2024, our NEOs also received the earnout of PRSU awards they had received on May 24, 2021 (the "FY2022 PRSUs") for the performance during fiscal years 2022 to 2024 (the "Performance Period"). The grant date value of these FY2022 PRSUs was part of the LTIP compensation paid to our NEOs for fiscal year 2022 ("FY2022") and disclosed in the CD&A section of our proxy filed with the SEC on June 21, 2022. In May 2024, the Board approved the payout of the FY2022 PRSUs. The performance measures for these FY2022 PRSUs included volume improvement, operational improvement, and value creation measured individually on threshold (50%), target (100%), and stretch (200%) levels. The performance results of these measures are set forth in the table below:

Measure	Weight	Threshold 50%	Target 100%	Stretch 200%	Results to Date

Volume Improvement	33%	0%	5%	10%	23.4%
Operational Improvement	33%	2%	5%	8%	3.1%
Value Creation	34%	20%	50%	80%	49.0%
•Volume Improvement: Volume improvement, or market share, was determined by reference to the percentage difference between: (i) the total number of Company units shipped during fiscal year 2021 ("FY2021") divided by the number of HUD Code Home shipments during the same period and (ii) the total number of Company units shipped during FY2024 divided by the number of HUD Code Home shipments during the same period.
•Operational Improvement: Operational improvement is measured by the improvement in the number of floors produced per employee equivalent. Floors per employee was determined by dividing: (i) the total number of floors produced per employee equivalent during FY2024 by (ii) the total number of floors produced per employee equivalent during FY2021.

32 2024 Proxy Statement

Executive Compensation
The Compensation Committee, at its discretion, may include or exclude certain plant operations from the Performance Period calculation.
•Value Creation: Measured by Relative Total Shareholder Return (“rTSR”) relative to our peer group and was determined with respect to the Company and the rTSR comparator companies by dividing: (a) the sum of (i) the difference between the applicable beginning stock price and the applicable ending stock price plus (ii) all dividends and other distributions on the respective shares with an ex-dividend date that falls during the Performance Period, by (b) the applicable beginning stock price. To determine the Company’s applicable percentile ranking, the Company and each rTSR comparator corporation are arranged by their respective total shareholder returns (highest to lowest).
Based on the metrics above for the FY2022 PRSUs, the number of PRSUs issued to each NEO in May 2024 and the percentage of target this payout represented are set forth in the following table:

NEO	FY2022 PRSU Target Payout (# shares)	FY2022 PRSU Actual Payout (# shares)	FY2022 PRSU Actual Percentage of Target (%)
Bill Boor, CEO	4,500	5,506	122%
Allison Aden, CFO	920	971	106%
Brian Cira, President (Mfg.)	400	421	105%
Matt Niño, President (Ret.)	250	263	105%
Steve Like, President (Ins.)	300	316	105%
Mickey Dragash, Former GC	600	571	95%
Perquisites and Other Compensation
Cavco does not offer significant perquisites to its NEOs. The NEOs may participate in the Company’s 401(k) plan and other health and welfare programs that are available to all other full-time employees. Amounts paid to our NEOs under the Cavco's 401(k) plan are reflected in the All Other Compensation column in the Summary Compensation Table below.
Employment and Severance Agreements
The Company is a party to an employment agreement with Mr. Boor, effective as of April 15, 2019; Severance Agreements with Ms. Aden, effective as of November 2, 2021, and Mr. Like, effective May 5, 2020; and a Release of Claims Agreement with Mr. Dragash, dated March 5, 2024. A description of the key provisions of these agreements follows. During FY2024, the Company did not have written or oral employment or severance agreements with Messrs. Cira and Niño.
Bill Boor’s Employment Agreement
Mr. Boor’s employment agreement provides for: (a) a base annual salary of $825,000 per year, subject to periodic review and adjustment by the Compensation Committee; (b) an annual award of time-based stock options (the Company no longer issues options as part of its LTIP but instead issues RSUs and PRSUs in place of the options referenced in Mr. Boor's agreement), pursuant to the Company's 2005 Stock Incentive Plan, that vest 33% on the first anniversary of the grant date, 33% on the second anniversary of the grant date, and 34% on the third anniversary of the grant date; (c) an annual award of PRSUs, with each award providing for: (i) a three-year performance period with targets set by the Compensation Committee of the Board; (ii) performance-based vesting at a level of 50% for “threshold” performance, 100% for “target” performance, and 200% for “stretch” performance based on total shareholder return, growth and efficiency metrics as compared to Cavco’s Investor Peer Group and favorable value creation relative to industry metrics as reported by the Manufactured Housing Institute; (d) and an opportunity for annual cash bonus for achieving performance goals established by the Compensation Committee of “threshold,” “target,” or “stretch,” which will result in a cash bonus equal to 50%, 100%, or 200% of the target amount, respectively.
The employment agreement for Mr. Boor also includes provisions for payments to be made upon his termination under certain circumstances. If Mr. Boor is terminated without cause, or if he terminates the agreement for good reason, he will receive: (a) a severance payment equal to his then current base salary, plus the average bonuses paid to him over the previous three (3) calendar years multiplied by (i) one point five (1.5), if termination occurs prior to the sixth anniversary of employment, or (ii) one (1), if termination occurs after the sixth anniversary of employment; (b) accelerated vesting of any outstanding options, provided however, that if termination occurred prior to six (6) years after the effective date of his employment agreement, 50% of such options shall vest; (c) a prorated amount of unvested performance-based equity awards would vest at the end of applicable

Cavco Industries, Inc.	www.cavco.com 33

Executive Compensation
performance periods based on actual performance of the Company; and (d) Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) coverage for up to twelve months following termination. In the event Mr. Boor is terminated due to death or disability, all of his unvested stock options awarded to him under his employment agreement would vest immediately and become exercisable and a prorated amount of his unvested performance-based equity awards would vest at the end of applicable performance periods based on actual performance of the Company. Should Mr. Boor be terminated without cause during the twelve month period following a change in control event, he will receive: (a) a severance payment equal to the sum of: (i) three (3) times his then current base salary plus (ii) three (3) times the average bonuses paid to him over the previous three (3) calendar years; (b) all of his unvested stock options would vest immediately; (c) his performance-based equity awards would vest at the “target” level of performance and be issued upon the terms of the applicable agreements at the end of applicable performance periods; and (d) COBRA coverage for up to twelve (12) months following termination. The employment agreement also includes customary provisions regarding confidentiality of information, non-disparagement, non-competition, and non-solicitation. The payment of any severance benefits under the agreement is contingent upon Mr. Boor’s execution of a customary release of claims.
Allison Aden’s Severance Agreement
Ms. Aden’s severance agreement provides for certain payments to be made upon her termination under certain circumstances, including a change of control. If Ms. Aden is terminated without cause she will receive: (a) a severance payment equal to the sum of: (i) one year of her base salary in effect as of the termination date and (ii) her annual target bonus amount as of the year of termination; (b) a pro-rated bonus payment for the period of time she was actually employed and worked during the fiscal year in which she is terminated, based on the target bonus amount for that year; and (c) COBRA coverage for up to twelve months following termination.
In the event there is a change of control and Ms. Aden is terminated without cause as a direct result of the change in control during the period between six months prior to or within twelve months after such change in control event, Ms. Aden will receive: (a) a severance payment equal to the sum of: (i) one year of her base salary in effect as of the termination date and (ii) her annual target bonus amount as of the year of termination; (b) a pro-rated bonus payment for the period of time she was actually employed and worked during the fiscal year in which she is terminated, based on the target bonus amount for that year; (c) immediate vesting of any equity awards that remain unvested upon termination where any performance awards will vest at the target level; and (d) COBRA coverage for up to twelve months following termination. The payment of any severance benefits under the agreement is contingent upon Ms. Aden’s execution of a customary release of claims.
Steve Like's Severance Agreement
Mr. Like's severance agreement provides for certain payments to be made upon his termination under certain circumstances, including a change of control. If Mr. Like is terminated without cause he will receive: (a) a severance payment equal to his then current base salary, plus annual target bonus amount as of the year of termination, subject to and in accordance with the terms of the Company’s STIP; (b) a pro-rated bonus payment for the period of time he was actually employed and worked during the fiscal year in which he is terminated, based on the target bonus amount for that year; and (c) COBRA coverage for up to twelve months following termination.
In the event there is a change of control and Mr. Like is terminated without cause as a direct result of the change in control during the period between six months prior to or within twelve months after such change in control event, he will receive: (a) a severance payment equal to the sum of: (i) one year of his base salary in effect as of the termination date and (ii) his annual target bonus amount as of the year of termination; (b) a pro-rated bonus payment for the period of time he was actually employed and worked during the fiscal year in which he is terminated, based on the target bonus amount for that year; (c) immediate vesting of any equity awards that remain unvested upon termination where any performance awards will vest at the target level and any unexercised options would remain exercisable as provided in the Company's 2005 Stock Incentive Plan; and (d) COBRA coverage for up to twelve months following termination. The payment of any severance benefits under the agreement is contingent upon Mr. Like's execution of a customary release of claims.
Mickey Dragash’s Employment and Release of Claims Agreements
As previously disclosed in our Quarterly Report on Form 10-Q, filed with the SEC on February 2, 2024, Mr. Dragash provided notice to the Company of his resignation effective February 12, 2024. Under the terms of his Employment Agreement, dated April 1, 2019, Mr. Dragash ended his employment with the Company for Good Reason (as that term is defined in the agreement) and in connection with his execution, delivery, and non-revocation of the Release of Claims Agreement, dated March 5, 2024, Mr. Dragash received a cash payment equal to $325,000 for his base salary as currently in effect, plus $332,159 as the average of the cash incentive bonuses he received in each of the three preceding calendar years, plus $24,687 as a COBRA premium reimbursement for a period of twelve months following the end of his employment. In addition, 50% of Mr. Dragash’s outstanding unvested RSU awards vested immediately. Finally, Mr. Dragash will receive a pro rata portion of his currently existing unvested PRSU awards granted in 2021, 2022, and 2023, with the amounts ultimately vested determined based on the Company’s actual performance at the end of the applicable performance periods.

34 2024 Proxy Statement

Executive Compensation
Stock Ownership Guidelines
Like Directors, our officers are also subject to our stock ownership guidelines. Our stock ownership guidelines are available on our website at investor.cavco.com/general-documents. Under these guidelines, officers should own and retain shares of our common stock as follows:

Executive Level	Multiplier	Time Frame

President & CEO	5x annual base salary	Within five years of appointment
CFO & Treasurer	3x annual base salary	Within five years of appointment
Executive Vice Presidents	2x annual base salary	No time requirement
Senior Vice Presidents	1x annual base salary	No time requirement
Chief Accounting Officer Chief Information Officer President - Manufacturing President - Retail Vice President, Human Resources	1x annual base salary	No time requirement

As disclosed above, our Securities Trading Policy prohibits officers and Directors from hedging, pledging, short selling, and buying or selling derivatives related to the Company’s securities. The policy does not have a hardship exemption for Directors or officers as it pertains to these prohibitions.
Compensation Policies and Practices as They Relate to Risk Management
The Compensation Committee has reviewed the Company’s compensation policies and practices for its employees as they relate to risk management and has determined that such policies and practices are not reasonably likely to have a material adverse effect on the Company.
Compensation Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and included in the Proxy Statement for the 2024 Annual Meeting of Stockholders. Based on such review and discussions with management, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and the Company’s Annual Report on Form 10-K for the year ended March 30, 2024.
Compensation Committee
Steven W. Moster, Chair
Susan L. Blount
Julia W. Sze

Cavco Industries, Inc.	www.cavco.com 35

Summary Compensation Table
The table below sets forth information concerning the compensation and benefits paid to the Company’s NEOs during fiscal years 2024, 2023, and 2022.

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($) (3)	Total ($)
Bill Boor, CEO	2024	950,000	2,802,500	753,730	4,578	4,510,808
	2023	950,000	2,300,175	2,157,238	2,802	5,410,215
	2022	850,000	1,915,335	1,950,529	1,852	4,717,716
Allison Aden, CFO	2024	550,000	1,050,067	397,525	7,278	2,004,870
	2023	450,000	801,703	609,233	5,427	1,866,363
	2022	259,615	478,345	364,477	61,139	1,163,576
Brian Cira, President (Manufacturing)	2024	250,000	350,165	821,951	7,278	1,429,394
	2023	250,000	352,582	1,482,481	5,427	2,090,490
	2022	200,000	167,952	1,113,990	1,852	1,483,794
Matt Niño, President (Retail)	2024	200,000	250,160	1,046,718	7,278	1,504,156
	2023	200,000	251,844	1,234,760	5,427	1,692,031
	2022	200,000	104,970	1,213,929	1,852	1,520,751
Steve Like, President (Insurance) (4)	2024	250,000	300,015	256,117	6,463	812,595
Mickey Dragash, Former GC (5)	2024	288,750	354,000	—	689,124	1,331,874
	2023	325,000	352,582	317,051	5,427	1,000,060
	2022	325,000	251,928	366,509	1,852	945,289
(1)Amounts in this column represent the aggregate grant date fair value of RSU and PRSU awards made in each fiscal year, based on the closing price of the Company’s common stock on the grant date of each award. For each NEO, the amounts in this column attributed to PRSUs represent the grant date fair value of the PRSUs assuming performance is achieved at the target level, which is considered the probable outcome. For FY2024, the grant date fair value of the FY2024 PRSUs (not including the value of FY2024 RSUs), assuming achievement of the maximum level of performance for Mr. Boor, Ms. Aden, Messrs. Cira, Niño, Like, and Dragash are $3,360,000, $1,200,000, $420,000, $300,000, $360,000, and $420,000, respectively.
(2)Amounts in this column represent the amounts paid to each NEO for performance in each respective fiscal year under the STIP. Each payment was approved by the Board in May following the end of each respective fiscal year after consideration of Company performance for the applicable fiscal year.
(3)For the year ended March 30, 2024, the “All Other Compensation” column includes: (i) Mr. Boor, life insurance premium of $2,328 and 401(K) match of $2,250; (ii) Ms. Aden, life insurance premium of $2,328 and 401(K) match of $4,950; (iii) Mr. Cira, life insurance premium of $2,328 and 401(K) match of $4,950; (iv) Mr. Niño, life insurance premium of $2,328 and 401(K) match of $4,950; (v) Mr. Like, life insurance premium of $1,513 and 401(K) match of $4,950; and (vi) Mr. Dragash, life insurance premium of $2,328, 401(K) match of $4,950, and payment of $681,846 pursuant to the Release of Claims Agreement, dated March 5, 2024, by and between the Company and Mr. Dragash.
(4)Mr. Like was not an NEO in fiscal years 2022 or 2023.
(5)Mr. Dragash served as GC until February 2024. He did not participate in the STIP for FY2024 due to the execution of his Release of Claims Agreement, dated March 5, 2024.

36 2024 Proxy Statement

Grants of Plan-Based Awards
The following table sets forth certain information with respect to all non-equity and equity incentive plan awards made to the NEOs in FY2024.

	Grant	Estimated future payouts under non-equity incentive plan awards ($) (1)			Estimated future payouts under equity incentive plan awards (#) (2)			All other stock awards: Number of shares of stock	Grant date fair value of stock awards
Name	Date	Threshold	Target	Maximum	Threshold	Target	Maximum	(#) (3)	($) (4)
Boor	05/15/2023	570,000	1,140,000	2,280,000	2,740	5,700	11,400	3,800	2,802,500
Aden	05/15/2023	270,000	550,000	1,000,000	1,020	2,034	4,080	1,356	1,000,050
	06/12/2023	—	—	—	—	—	—	180	50,017
Cira	05/15/2023	25,000 (5)	100,000 (5)	125,000 (5)	360	712	1,440	475	350,165
Niño	05/15/2023	25,000 (6)	100,000 (6)	125,000 (6)	255	509	1,020	339	250,160
Like	05/15/2023	150,000	300,000	400,000	310	610	1,240	407	300,015
Dragash (7)	05/15/2023	136,500	325,000	370,500	107 (8)	214 (8)	428 (8)	250 (9)	136,880
(1)Amounts in these columns represent the range of payments possible under our FY2024 STIP. The FY2024 STIP metrics were approved by the Board in May 2023 and subsequently measured and final payouts approved in May 2024. These payouts include components for Company performance and individual-based performance, which have no threshold or maximum attainment levels. For full discussion of non-equity incentive awards in these columns, see “Short-Term Incentive Compensation” section above. As disclosed above, in May 2024 for FY2024 performance, Mr. Boor, Ms. Aden, Messrs. Cira, Niño, and Like received payouts for FY2024 STIP of $753,730, $397,525, $821,951, $1,046,718, and $256,117 respectively. Mr. Dragash did not receive a payout for FY2024 STIP because he was not serving as an Executive Officer at the end of FY2024.
(2)Amounts in these columns represent FY2024 PRSU awards granted on May 15, 2023, that vest at the end of the performance period in fiscal year 2026, and are to be issued in May 2026 subject to performance conditions.
(3)Amounts in this column represent RSU awards granted on the grant date shown in the table, that vest annually on the anniversaries of the grant date, 33%, 33%, and 34% respectively, until fully vested on the three year anniversary of the grant date.
(4)Amounts in this column represent the value of PRSUs and RSUs awarded to each NEO in FY2024, based on the closing stock price on the grant date multiplied by the number of shares granted, where the target amount for PRSUs is considered to be the probable outcome.
(5)The figures presented were estimated future payouts under the STIP prior to the final payout being determined in May 2024, as described above. Mr. Cira's threshold amount does not include any payout for individual-based performance; his target amount includes his target for Company performance and attainment of 100% of his individual-based performance component; and his maximum amount includes his stretch for Company performance and attainment of 100% of his individual-based performance component. In addition, Mr. Cira’s STIP payout also includes eligibility to receive 0.425% of pre-tax income for the manufacturing operations he oversees, with no threshold or maximum attainment levels. For FY2024, the payout amount to Mr. Cira for manufacturing operations was $748,893.
(6)The figures presented were estimated future payouts under the STIP prior to the final payout being determined in May 2024, as described above. Mr. Niño's threshold amount does not include any payout for individual-based performance; his target amount includes his target for Company performance and attainment of 100% of his individual-based performance component; and his maximum amount includes his stretch for Company performance and attainment of 100% of his individual-based performance component. In addition, Mr. Niño’s STIP payout also includes eligibility to receive 4% of pre-tax income for the retail operation he oversees, with no threshold or maximum attainment levels. For FY2024, the payout amount to Mr. Niño for retail operations was $963,660.
(7)Mr. Dragash served as GC until February 2024.
(8)This amount represents the pro rata portion Mr. Dragash is entitled to receive upon vesting at the end of the performance period in fiscal year 2026, pursuant to the execution of his Release of Claims Agreement, dated March 5, 2024, as described above.
(9)This amount represents 50% of the RSUs awarded on May 15, 2023, issued to Mr. Dragash pursuant to the execution of his Release of Claims Agreement, dated March 5, 2024, as described above.

Cavco Industries, Inc.	www.cavco.com 37

Outstanding Equity Awards at Fiscal Year-End
The following table discloses certain information regarding unexercised options, unvested stock, and equity incentive plan awards outstanding as of the end of FY2024, on March 30, 2024.

	OPTION AWARDS			STOCK AWARDS
Name and Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (4)	Market Value of Shares or Units of Stock That Have Not Vested ($) (5)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#) (6)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($) (5)
Bill Boor, CEO
7/9/2018	4,000	217.60	7/9/2025(1)	—	—	—	—
4/15/2019	10,200	125.69	4/15/2026(2)	—	—	—	—
6/21/2019	13,100	158.36	6/21/2026(2)	—	—	—	—
5/20/2020	10,800	167.60	5/20/2027(2)	—	—	—	—
5/24/2021	—	—	—	1,140	454,928	3,350	1,336,851
6/28/2021	—	—	—	392	156,431	1,150	458,919
5/25/2022	—	—	—	3,672	1,465,348	5,480	2,186,849
5/15/2023	—	—	—	3,800	1,516,428	5,700	2,274,642
Allison Aden, CFO
8/30/2021	—	—	—	314	125,305	920	367,135
5/25/2022	—	—	—	1,280	510,797	1,910	762,205
5/15/2023	—	—	—	1,356	541,098	2,034	811,688
6/12/2023	—	—	—	180	71,831	—	—
Brian Cira, President (Mfg.)
7/9/2019	1,000	153.94	7/9/2026(3)	—	—	—	—
5/24/2021	—	—	—	136	54,272	400	159,624
5/25/2022	—	—	—	563	224,671	840	335,210
5/15/2023	—	—	—	475	189,554	712	284,131
Matt Nino, President (Ret.)
5/24/2021	—	—	—	86	34,319	250	99,765
5/25/2022	—	—	—	402	160,422	600	239,436
5/15/2023	—	—	—	339	135,281	509	203,121
Mickey Dragash, Former GC
2/6/2019	1,000	131.46	2/6/2026(2)	—	—	—	—
6/21/2019	2,300	158.36	6/21/2026(2)	—	—	—	—
5/20/2020	1,900	167.60	5/20/2027(2)	—	—	—	—
5/24/2021	—	—	—	—	—	584	233,051
5/25/2022	—	—	—	—	—	537	214,295
5/15/2023	—	—	—	—	—	214	85,399
Steve Like, President (Ins.)
6/21/2019	1,150	158.36	6/21/2026(2)	—	—	—	—
5/20/2020	950	167.60	5/20/2027(2)	—	—	—	—
5/24/2021	—	—	—	102	40,704	300	119,718
5/25/2022	—	—	—	483	192,746	720	287,323
5/15/2023	—	—	—	407	162,417	610	243,427

38 2024 Proxy Statement

Outstanding Equity Awards at Fiscal Year-End

(1)These options vest 25% on the first anniversary of the grant date, 25% on the second anniversary of the grant date, and 50% on the third anniversary of the grant date.
(2)These options vest 33% on the first anniversary of the grant date, 33% on the second anniversary of the grant date, and 34% on the third anniversary of the grant date.
(3)These options vest 25% on the first anniversary of the grant date and 25% on each anniversary thereafter until fully vested.
(4)These RSU awards vest 33% on the first anniversary of the grant date, 33% on the second anniversary of the grant date, and 34% on the third anniversary of the grant date.
(5)Market value amounts in these columns represent the product of the closing price of our common stock on the last business day of FY2024, March 29, 2024, of $399.06 per share, multiplied by the number of unvested shares.
(6)These PRSU awards vest at the end of three year performance periods, subject to performance conditions. The PRSU awards are shown in the table above at the target amount.

Cavco Industries, Inc.	www.cavco.com 39

Option Exercises and Stock Vested
The following table discloses certain information regarding options exercised by the NEOs and shares of stock vested for each NEO during the fiscal year ended March 30, 2024.

	OPTION AWARDS		STOCK AWARDS
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($) (1)	Number of shares acquired on vesting (#)	Value realized on vesting ($) (2)
Bill Boor, CEO	4,000	651,560	8,292	2,381,349
Allison Aden, CFO	—	—	933	258,274
Brian Cira, President (Mfg.)	—	—	409	111,645
Matt Niño, President (Ret.)	2,300	463,010	586	166,646
Steve Like, President (Ins.)	3,000	454,680	743	211,720
Mickey Dragash, Former GC	—	—	1,822 (3)	580,639
(1)The value realized for the option awards is the difference between the market price of the underlying security at exercise and the exercise price of the option multiplied by the number of shares acquired on exercise.
(2)The value realized upon the vesting of stock is the number of vested shares of stock multiplied by the market value of the shares on the vesting date.
(3)Includes 634 RSUs which vested upon execution of Mr. Dragash's Release of Claims Agreement, dated March 5, 2024, in addition to 1,188 RSUs that vested in May 2023 under the terms of his award agreements.
Potential Payments upon Termination or Change-in-Control
The following table describes and quantifies the potential payments that we would provide to our NEOs in connection with termination of employment, including for good reason, cause, or change in control. The amounts that would actually be paid to an NEO upon a termination of employment would depend on the circumstances and timing of termination.
The terms “Good Reason”, “Cause”, and “Change in Control” are defined in the executives’ various employment agreements, which are more fully described above under "Employment Agreements in Effect for 2024". All severance payments under the employment agreements are conditioned upon the delivery and non-revocation of a customary release by the executive in favor of the Company. Each of the employment agreements include customary provisions concerning the timing, limitation, and alteration of payments to comply with Section 409A of the Internal Revenue Code (the “Code”). For payments due to a termination upon a Change in Control, the terms of our NEO’s agreements make payment due only upon a double trigger of both a Change in Control and termination without cause.
Consistent with the SEC’s rules and regulations concerning executive compensation disclosure, the potential value of benefits payable assumes that the termination occurred on the last business day of FY2024, March 29, 2024. For each equity award affected, the value of the acceleration of stock vestings was computed based on a closing price of $399.06 per share on March 29, 2024. Total termination benefits represent payments for severance, non-compete, and non-disclosure covenants.

NEO	Voluntary Termination by Executive Without Good Reason ($)	Voluntary Termination by Executive With Good Reason ($)	Termination by Company Without Cause ($)	Termination by Company With Cause ($)	Termination Due to Death or Disability ($)	Termination Upon Change in Control ($)

Bill Boor, CEO	—	10,022,592	10,022,592	—	6,105,618	17,623,119
Allison Aden, CFO	—	1,695,841	1,695,841	—	—	4,885,926
Brian Cira, President (Mfg.)	—	—	—	—	—	—
Matt Niño, President (Ret.)	—	—	—	—	—	—
Steve Like, President (Ins.)	—	884,302	884,302	—	—	1,930,638
Mickey Dragash, Former GC (1)	—	681,846	—	—	—	—
(1) Mr. Dragash's employment with the Company ended prior to the end of FY2024. He was paid $681,846 pursuant to the terms of his Employment Agreement, dated April 19, 2019, upon the execution of his Release of Claims Agreement, dated March 5, 2024.

40 2024 Proxy Statement

CEO Pay Ratio
CEO Pay Ratio Disclosure
In accordance with Section 953(b) of the Dodd-Frank Act, and Item 402(u) of Regulation S-K, we are providing the ratio of the annual total compensation of our CEO to the annual total compensation of our median employee. In determining the median compensated employee, SEC rules allow companies to adopt a variety of methodologies, apply certain exclusions, and make reasonable estimates and assumptions reflecting their unique employee populations. Therefore, our reported pay ratio may not be comparable to that reported by other companies due to differences in industry, business models and scale, as well as the different estimates, assumptions, and methodologies applied by other companies in calculating their respective pay ratios.
Excluding our CEO, we identified our median employee by preparing a list of all 6,351 individuals employed by the Company as of March 30, 2024, and examined the total compensation paid to each such individual as reflected in the Company’s payroll records. We included all employees (other than our CEO), whether employed on a full-time, part-time, seasonal or temporary basis. We annualized the compensation for any permanent employees who were not employed by us for all of FY2024. From that listing, we identified a small sample of 15 employees, consisting of the median employee and 14 other employees whose gross pay was very close to the median employee’s gross pay (“Median Group”). We then calculated annual total compensation for such employees using the same methodology we use to calculate NEO compensation for the summary compensation table and selected the median employee from the Median Group.
The FY2024 annual total compensation of our CEO was $4,510,808, the FY2024 annual total compensation of our median employee was $48,821, and the ratio of these amounts is 92:1.
Cavco's Practices Related to the Grants of Certain Equity Awards Close in Time to the Release of Material Non-Public Information
Our executive compensation program has not included awards of stock options as a part of the long-term incentive component since fiscal year 2021. We have no policy, program, practice, or plan pertaining to the timing of stock option grants to our NEOs coinciding with the release of material nonpublic information. We also have not timed the release of material non-public information for the purpose of affecting the value of any executive or Director compensation, and we have no plan to do so.

Cavco Industries, Inc.	www.cavco.com 41

Pay versus Performance
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid and certain measures of financial performance of the Company. See “Executive Compensation—Compensation Discussion and Analysis” above for additional information about how the Company aligns executive compensation with its performance.

					Value of Initial Fixed $100 Investment Based on:
Year	Summary Compensation Table Total for CEO ($) (1)	Compensation Actually Paid to CEO ($) (2)	Average Summary Compensation Table Total for Non-CEO Named Executive Officers ($) (3)(4)	Average Compensation Actually Paid to Non-CEO Named Executive Officers ($) (2)(3)	Total Shareholder Return ($) (5)	Peer Group Total Shareholder Return ($) (6)	Net Income ($ thousands) (7)	Adjusted Pre-tax Income ($ thousands) (8)

2024	4,510,808	6,134,601	1,416,578	1,577,377	269	389	157,905	198,235
2023	5,410,215	7,974,030	1,674,111	2,019,563	214	235	240,841	316,564
2022	4,717,716	4,520,893	1,130,149	1,076,439	164	198	197,742	209,610
2021	3,606,222	5,212,053	968,262	933,183	157	228	76,646	98,602
(1)Represents the total compensation reported for our CEO, Mr. Boor, for each corresponding year in the “Total” column of the Summary Compensation Table.
(2)In accordance with Item 402(v) of Regulation S-K, adjustments were made to the total compensation for our CEO and the average total compensation for the NEOs as a group (excluding our CEO) in each year’s respective Proxy Statement to determine the “compensation actually paid." These adjustments are detailed in the tables below.
(3)For FY2024, our non-CEO NEOs were Ms. Aden and Messrs. Cira, Niño, Dragash and Like. For FY2023, our non-CEO NEOs were Ms. Aden and Messrs. Cira, Niño and Dragash. For FY2022, our non-CEO NEOs were Messrs. Niño, Cira, Dragash and Bigbee and Mses. Aden and Reynolds. For FY2021, our non-CEO NEOs were Messrs. Urness, Niño, Zeller, Dragash and Bigbee.
(4)Represents the average total compensation reported for our non-CEO NEOs, derived from the “Total” column of the Summary Compensation Table in each year’s respective Proxy Statement.
(5)Represents the total shareholder return (“TSR”) on our common stock assuming an initial investment of $100 (with reinvestment of dividends) from the measurement period beginning on the last trading day before the Company’s earliest fiscal year in the table, through and including the end of the fiscal year for which cumulative TSR of the Company is being calculated.
(6)Represents the TSR for the iShares U.S. Home Construction ETF. For purposes of the table, an initial investment of $100 (with reinvestment of all dividends) is assumed to have been made in the iShares U.S. Home Construction ETF for the measurement period beginning on the last trading day before the Company’s earliest fiscal year in the table, through and including the end of the fiscal year for which cumulative TSR of iShares U.S. Home Construction ETF is being calculated.
(7)Represents our net income, in thousands, as reported in our Annual Report on Form 10-K for each of the years presented.
(8)Represents, in the Company’s assessment, the most important financial performance measure used to link compensation actually paid to our NEOs, for the most recently completed fiscal year, to Company performance. Company-selected measure is Adjusted Pre-tax Income, which is Pre-tax income after adjustments, including costs related to: (i) the SEC litigation; (ii) unrealized gains and losses on equity investments; (iii) earnings from Craftsman Homes, LLC ("Craftsman") that are attributable to a noncontrolling interest; (iv) Craftsman noncontrolling interest valuation charges; (v) severance charges; and (vi) deal costs.

42 2024 Proxy Statement

Pay versus Performance

	Year	Reported Summary Compensation Table Total ($)	Reported Value of Stock Awards ($) (a)	Stock Award Adjustments ($) (b)	Compensation Actually Paid ($)

	2024	4,510,808	(2,802,500)	4,426,293	6,134,601
CEO	2023	5,410,215	(2,300,175)	4,863,990	7,974,030
	2022	4,717,716	(1,915,335)	1,718,512	4,520,893
	2021	3,606,222	(1,406,136)	3,011,967	5,212,053
Average of non-CEO NEOs	2024	1,416,578	(460,881)	621,681	1,577,377
	2023	1,674,111	(437,678)	783,130	2,019,563
	2022	1,130,149	(212,686)	158,976	1,076,439
	2021	968,262	(157,137)	122,058	933,183
(a)Represents the grant date fair value of equity awards reported in the “Stock Awards” column in the Summary Compensation Table for the applicable year.
(b)Equity award adjustments for each applicable year are further detailed in the table below.

	Year	Year End Fair Value of Outstanding and Unvested Stock Awards Granted in the Year	Year over Year Change in Fair Value of Outstanding and Unvested Stock Awards	Year over Year Change in Fair Value of Awards Granted in Prior Years that Vested in the Year	Year over Year Change in Fair Value of Stock Awards Granted in Prior Years that were Cancelled in the Year	Total Stock Award Adjustments

	2024	3,791,070	1,234,763	(408,896)	(190,644)	4,426,293
CEO	2023	3,482,430	1,103,758	277,802	—	4,863,990
	2022	2,194,560	14,285	(490,333)	—	1,718,512
	2021	2,035,062	1,271,832	(294,927)	—	3,011,967
Average of non-CEO NEOs	2024	545,595	169,585	(36,814)	(56,685)	621,681
	2023	665,665	86,371	25,442	5,652	783,130
	2022	196,698	4,411	(28,377)	(13,756)	158,976
	2021	176,780	132,626	(19,790)	(167,558)	122,058

Cavco Industries, Inc.	www.cavco.com 43

Pay versus Performance
Descriptions of Relationships of Information Presented in the Pay Versus Performance Table
Compensation Actually Paid and TSR
The following chart sets forth the relationship between compensation actually paid to our CEO, the average of compensation actually paid to our non-CEO NEOs, and the cumulative TSR of the Company and of iShares U.S. Home Construction ETF over the four most recently completed fiscal years.
Compensation Actually Paid and Net Income
The following chart sets forth the relationship between compensation actually paid to our CEO, the average of compensation actually paid to our non-CEO NEOs, and our Net Income during the four most recently completed fiscal years.

44 2024 Proxy Statement

Pay versus Performance
Compensation Actually Paid and Adjusted Pre-tax Income
The following chart sets forth the relationship between compensation actually paid to our CEO, the average of compensation actually paid to our non-CEO NEOs, and our Adjusted Pre-tax Income during the four most recently completed fiscal years.

Relationship Between Compensation Actually Paid and Adjusted Pre-tax Income
Compensation Actually Paid
Adjusted Pre-tax Income (thousands)
$6,000,000
$5,000,000
$4,000,000
$3,000,000
$2,000,000
$1,000,000
$0
$350,000
$300,000
$250,000
$200,000
$150,000
$100,000
$50,000
$0
$98,602
$209,610
$316,564
$198,235
2021
2022
2023
2024
PEO
Average for Non-CEO NEOs
Company-selected measure

Company Performance Measures
Listed below are the financial and non-financial performance measures which in the Company’s assessment represent the most important performance measures used to link compensation actually paid to our NEOs for FY2024 to the Company’s performance:
•    Adjusted Pre-tax Income
•    Individual Objective Based Performance
•    Market Share
•    Floors per employee
•    Relative TSR

Cavco Industries, Inc.	www.cavco.com 45

PROPOSAL 2:
Advisory Vote on the Compensation of the Named Executive Officers
The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and Section 14A of the Exchange Act enables the Company’s stockholders to vote on an advisory (non-binding) basis regarding the compensation of the Company’s NEOs (commonly referred to as “Say on Pay”). Consistent with the mandate of the Dodd-Frank Act, we are seeking stockholder approval, on an advisory basis, of the compensation of our NEOs as disclosed pursuant to the SEC’s compensation disclosure rules (which disclosure includes the CD&A and the related compensation tables in this Proxy Statement). We currently present the Say on Pay advisory vote to our stockholders annually at each annual meeting of stockholders. The next Say on Pay advisory vote is expected to occur at the 2025 annual meeting of stockholders.
For a comprehensive description of our executive compensation program and philosophy, please refer to the narrative disclosures in the CD&A section of this Proxy Statement. Although the advisory vote is non-binding, the Compensation Committee and the Board will review the results of the vote and consider the outcome when making future decisions concerning Cavco’s executive compensation program.
In deciding how to vote on this proposal the Board points out the following factors, many of which are more fully discussed in the CD&A:
•Our executive compensation programs are designed to depend significantly on the achievement of performance goals that the Compensation Committee believes drive long-term shareholder value;
•Our pay practices are designed not to encourage management to take unacceptable risks;
•Our Compensation Committee reviews peer group compensation to confirm that our programs are not outside the norm among peer group companies (see the CD&A subsection “Benchmarking Methodology”); and
•We believe the Company’s executive compensation programs are well suited to promote the Company’s objectives in both the short and long-term.
Recommendation of the Board

The Board recommends a vote “FOR” the following advisory resolution:
RESOLVED, that the stockholders of the Company approve, on an advisory basis, the compensation paid to the Company’s NEOs, as disclosed pursuant to Item 402 of Regulation S-K, including the CD&A, Summary Compensation Table, related compensation tables, notes and narrative discussion in this Proxy Statement.

46 2024 Proxy Statement

Audit Fees
The following table represents the aggregate fees billed to Cavco for professional services provided by RSM US LLP (“RSM”) in the last two fiscal years.

	2024	2023

Audit Fees	$1,488,480	$1,503,220
Audit-Related Fees	-	-
Tax Fees	607,850	523,100
All Other Fees	-	-
Total	$2,096,330	$2,026,320
The Audit Committee has adopted policies and procedures pre-approving all audit and permissible non-audit services performed by RSM. These policies and procedures require that the Company may not engage RSM to render audit or non-audit services unless the Audit Committee specifically approves the service in advance or the engagement is entered into pursuant to a pre-approval authorization. In determining whether or not to pre-approve services, the Audit Committee determines whether the service is a permissible service under the SEC’s rules and, if permissible, the potential effect of such services on the independence of RSM. The Audit Committee may also authorize any Committee member to approve any audit or non-audit related services that RSM may provide. Any approval of services by an Audit Committee member pursuant to this delegated authority is to be reported at the next meeting of the Audit Committee. All of the audit fees, tax fees and all other fees resulting from services provided by RSM as set forth in the table above were pre-approved by the Audit Committee in accordance with the foregoing procedures.
As used in the above table:
•“Audit Fees” are the aggregate fees billed for each of the last two fiscal years for professional services rendered by the principal accountant for the audit of Consolidated Financial Statements included in the Company’s Form 10-K, internal controls and review of Consolidated Financial Statements included in the Company’s Form 10-Q quarterly reports or services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements.
•“Tax Fees” are the aggregate fees billed for each of the last two fiscal years for professional services rendered by the principal accountant for tax compliance, tax advice and tax planning.
•“All Other Fees” are for all other services not captured in the audit or tax categories.
All work performed during the FY2024 and FY2023 audits was completed by full-time employees of RSM.

Cavco Industries, Inc.	www.cavco.com 47

Audit Committee Report
Report of the Audit Committee
In accordance with its written charter, the primary function of the Audit Committee is to assist the Board in fulfilling its responsibility for oversight of: (i) the quality and integrity of Cavco’s accounting, auditing, and financial reporting practices and processes; (ii) the financial information to be provided to the stockholders of Cavco; (iii) the systems of disclosure controls and procedures and internal control over financial reporting established by management; (iv) compliance with the Company’s Code of Conduct; (v) the independent auditors’ qualifications and independence; (vi) the performance of the Company’s independent auditors; and (vii) the internal audit process.
Management is responsible for the Company’s financial reporting process including the system of internal controls along with the preparation of financial statements in accordance with generally accepted accounting principles. The independent auditors are engaged to audit and report on the consolidated financial statements of the Company and its subsidiaries and the effectiveness of the Company’s internal control over financial reporting. The Audit Committee’s responsibility is to monitor these processes.
In discharging its duties, the Audit Committee has: (i) reviewed and discussed with management the Company’s audited Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended March 30, 2024; (ii) discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC; (iii) received and reviewed the written disclosures along with the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence; (iv) discussed with the independent registered public accounting firm such independent registered public accounting firm’s independence; and (v) discussed with management critical accounting policies and the processes and controls related to the President and Chief Executive Officer’s and the Chief Financial Officer’s financial reporting certifications required by the SEC and the Sarbanes-Oxley Act of 2002 to accompany the Company’s periodic filings with the SEC. Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the Consolidated Financial Statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended March 30, 2024.
Audit Committee
Richard A. Kerley, Chair
David A. Greenblatt
Julia W. Sze

48 2024 Proxy Statement

PROPOSAL NO. 3:
Ratification of Appointment of Independent Registered Public Accounting Firm
The Audit Committee has appointed RSM as the Company’s independent registered public accounting firm for fiscal year 2025.
If the shareholders do not ratify the appointment, the Audit Committee will reconsider the retention of RSM but may still engage RSM. Even if the appointment is ratified, the Audit Committee in its sole discretion may change the appointment at any time during the year if it determines that such a change would be in the best interests of Cavco and its stockholders.
We have been advised that a representative of RSM will attend the Annual Meeting. Such representative will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.
Recommendation of the Board

The Board recommends a vote “FOR” the ratification of the appointment of RSM US LLP as the Company’s independent registered public accounting firm for fiscal year 2025.

Cavco Industries, Inc.	www.cavco.com 49

ADDITIONAL INFORMATION
Certain Relationships and Related Transactions
Review, Approval, or Ratification of Transactions with Related Persons
Cavco has established policies and other procedures regarding approval of transactions between Cavco and any employee, officer, director, and certain of their family members and other related persons, including those required to be reported under Item 404 of Regulation S-K. These policies and procedures are generally not in writing but are evidenced by long standing principles set forth in our Code of Conduct and adhered to by our Board. As set forth in the Audit Committee Charter and to the extent required under applicable federal securities laws and related rules and regulations, and/or the Nasdaq Rules, related party transactions are to be reviewed and approved, if appropriate, by the Audit Committee. Generally speaking, the Company enters into such transactions only on terms that the Company believes are at least as favorable to the Company as those that it could obtain from an unrelated third party. There were no reportable related person transactions since the beginning of fiscal year 2024 nor any currently proposed transactions.
Code of Conduct
We have a Code of Conduct that applies to Directors and all employees, including the Company’s CEO, CFO, Chief Accounting Officer, and other Executive Officers. The text of our Code of Conduct is posted on our website at investor.cavco.com/general-documents. The Company’s Code of Conduct is designed to deter wrong-doing and to promote:
•honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
•full, fair, accurate, timely, and understandable disclosure in reports and documents that Cavco files with, or submits to, the SEC and in other public communications made by Cavco;
•compliance with applicable governmental laws, rules, and regulations;
•the prompt internal reporting of violations of the Code of Conduct to an appropriate person or persons identified in the Code of Conduct; and
•accountability for adherence to the Code of Conduct.
Availability of SEC Filings and our Website
Copies of our reports on Forms 10-K, 10-Q, 8-K, all amendments to those reports filed with the SEC, our Code of Conduct, Governance Guidelines, the charters of Board committees, and any reports of beneficial ownership of our common stock filed by Executive Officers, Directors, and beneficial owners of more than 10% of our outstanding common stock are posted on and may be obtained through our website, investor.cavco.com. Copies of our Form 10-K and this Proxy Statement may be requested in print, at no cost, by mail to Cavco Industries, Inc., Attn: Investor Relations, 3636 North Central Ave., Suite 1200, Phoenix, Arizona 85012. In this Proxy Statement, we state that certain information and documents are available on our website. These references are merely intended to suggest where additional information may be obtained by our stockholders, and the materials and other information presented on our website are not incorporated in and should not otherwise be considered part of this Proxy.
Householding of Proxy Materials
The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single copy of the proxy materials addressed to those shareholders. This process, which is commonly referred to as “householding,” provides cost savings for companies.
The Company and some brokers household proxy materials, unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate set of proxy materials, or if you are receiving multiple copies of the proxy materials and wish to receive only one, please notify your broker if your shares are held in a brokerage account or the Company if you hold shares directly. You can notify the Company by sending a written request to Cavco Industries, Inc., Attention: Investor Relations, 3636 North Central Avenue, Suite 1200, Phoenix, Arizona 85012. However, please note that if you want to receive a paper proxy or voting instruction form or other proxy materials with respect to the meeting, you should follow the instructions to request such materials included in the Notice that was sent to you.

50 2024 Proxy Statement

Stockholder Director Nominations and Stockholder Proposals
for the 2025 Annual Meeting
Stockholders of the Company may nominate directors to the Board for vote at the 2025 annual meeting or propose other business at the 2025 annual meeting of stockholders by following the procedures in our Bylaws. We anticipate that the 2025 annual meeting of stockholders will be held around the one year anniversary of the 2024 Annual Meeting. A stockholder intending to take such action must comply with the notice procedures in our Bylaws, be a stockholder of record of the Company at the time they provide proper notice to the Company, and be entitled to vote at the 2025 annual meeting.
Stockholder director nominations and proposals not to be included in our 2025 proxy materials
Stockholders wishing to make a director nomination or bring a proposal at our next annual meeting, but not include it in our proxy materials next year, must provide written notice of their nomination or proposal to the General Counsel and Corporate Secretary of Cavco at our corporate headquarters at Cavco Industries, Inc. Attn: General Counsel/Stockholder Proposal, 3636 North Central Avenue, Suite 1200, Phoenix, Arizona 85012. This must be done no later than the close of business 90 days prior to the one year anniversary of the Annual Meeting date, which is May 1, 2025, and not earlier than the close of business 120 days prior to the one year anniversary of the Annual Meeting date, which is April 1, 2025, assuming we do not change the date of the 2025 annual meeting of stockholders by more than 30 days before or more than 70 days after the one year anniversary of the 2024 Annual Meeting. If so, notice by the stockholder must be delivered to the Company not earlier than the close of business 120 days prior to such new annual meeting date and not later than the close of business on the later of (a) 90 days prior to such annual meeting date, or (b) 10 days following the first date the Company made the public announcement of the new annual meeting date. Any stockholder proposal or director nomination must comply with our Bylaws. The Corporate Governance & Nominating Committee will apply the same criteria to the evaluation of those candidates as it applies to other director candidates.
To comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees, other than the Company's nominees, must provide Cavco notice that sets forth the information required by Rule 14a-19 of the Exchange Act postmarked to the Company at our corporate headquarters as set forth above or transmitted electronically to the Company at: investor_relations@cavco.com, Subject: Attention General Counsel/Stockholder Proposal, no later than the close of business 60 days prior to the one year anniversary of the Annual Meeting Date which is May 31, 2025.
Stockholder proposals to be included in our 2025 proxy materials
For any stockholder proposal to be considered for inclusion in our next proxy statement and form of proxy for submission to the stockholders at our 2025 annual meeting, it must be submitted in writing and comply with the requirements of Rule 14a-8 of the Exchange Act and our Bylaws. Assuming we do not change the date of the 2025 annual meeting of stockholders by more than 30 days before or after the one year anniversary of the 2024 Annual Meeting, stockholders must provide written notice of their proposal to Cavco Industries, Inc. Attn: General Counsel/Stockholder Proposal, 3636 North Central Avenue, Suite 1200, Phoenix, Arizona 85012, no later than the close of business 120 days from the one year anniversary of this Proxy Statement date, which is February 13, 2025.
Please refer to the Company’s Bylaws for additional information and requirements regarding stockholder proposals and stockholder director nominations. The Company will not consider any proposal or nomination that is not timely or otherwise does not satisfy the requirements in the Bylaws and the SEC’s requirements for submitting a proposal or nomination, as applicable. The Company reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal or nomination that does not comply with applicable requirements.
Communicating with the Cavco Board
A stockholder or member of the public may communicate directly with any member of our Board by sending communication to Cavco Industries, Inc. Attn: Board of Directors or the individual director or directors, 3636 North Central Avenue, Suite 1200, Phoenix, Arizona 85012. The Company will forward these communications as appropriate. Communications addressed to the attention of “Board of Directors” are forwarded to the Chair of our Audit Committee for review and further handling.
By Order of the Board of Directors
Seth G. Schuknecht
Executive Vice President, General Counsel,
Corporate Secretary, & Chief Compliance Officer

Cavco Industries, Inc.	www.cavco.com 51